Exhibit 10.1

DATED 2015

FINDEL PLC	(1)
TRILLIUM POND AG	(2)
and
CVSL INC	(3)

SHARE PURCHASE AGREEMENT relating to the sale and purchase of the whole of the issued share capital of Kleeneze Limited

CONTENTS

1	DEFINITIONS AND INTERPRETATION	1

2	SALE AND PURCHASE	8

3	CONSIDERATION	8

4	Signing and Pre-Completion period	9

5	Termination	10

6	COMPLETION	11

7	POST-COMPLETION OBLIGATIONS	13

8	WARRANTIES	14

9	Indemnity	15

10	RESTRICTIVE COVENANTS	16

11	Retention	17

12	guarantee	18

13	CONFIDENTIALITY AND USE OF NAMES	19

14	TAX	19

15	ANNOUNCEMENTS	19

16	GENERAL	20

17	ASSIGNMENT	21

18	ENTIRE AGREEMENT	21

19	NOTICES	21

20	Process agent	22

21	COUNTERPARTS	22

22	GOVERNING LAW AND JURISDICTION	22

Schedule 1 Target		24

Schedule 2 Warranties		26

Schedule 3 Warranty Limitations		43

Schedule 4 TAX		47

Schedule 5 Pre-Completion Undertakings		70

Schedule 6 Adjustments to the Consideration		73

Schedule 7 Working Capital		80

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DATE OF AGREEMENT	2015

PARTIES

(1)	FINDEL PLC, a company incorporated in England (Company Number 00549034) whose registered office is at 2 Gregory Street, Hyde, Cheshire SK14 4TH (the "Seller")

(2)	TRILLIUM POND AG a company incorporated in Switzerland whose address is at c/o CVSL AG, Hertensteinstrasse 51 6004, Luzern (the "Buyer")

(3)	CVSL Inc, a company incorporated in the U.S.A (Key ID 103392095) whose office is at 2400 Dallas Patrkway Suite 230 Plano, TX 75093-4371 United States (the "Guarantor")

INTRODUCTION

A	The Seller is the legal and beneficial owner of the whole of the issued share capital of the Target.

B	The Seller has agreed to sell the whole of the issued share capital of the Target to the Buyer on the terms of this agreement.

C	The Guarantor has agreed to guarantee the funding of the Consideration by the Buyer under this agreement.

IT IS AGREED THAT:

1	DEFINITIONS AND INTERPRETATION

1.1	In this agreement the following words and expressions shall have the following meanings.

Actual LTM EBITDA" means the amount, as determined or agreed as contemplated by this agreement, of EBITDA of the Target Group for the year ending on 20 February 2015 calculated consistently with the illustration in paragraph 4 of Schedule 6.

"ASB" means the Accounting Standards Board Limited, a company registered in England and Wales (registered number 2526824), or such other body prescribed by the Secretary of State from time to time pursuant to the Companies Acts.

"Associate" means any person, firm or company which is a connected person (as defined in section 1122 of CTA 2010) of the Seller, or which is an associated company of the Seller within the meaning of section 449 of CTA 2010 (but as if in section 450 CTA 2010 there was substituted for the words "the greater part" wherever they appear the words "20% or more") but excluding the Target Group.

"Benchmark LTM EBITDA" means the amount of £525,000 being the EBITDA of the Target Group for the year ended 26 December 2014 calculated as illustrated in paragraph 4 of Schedule 6.

"Business Day" means any day (other than a Saturday, Sunday or a bank or public holiday in London or New York City, USA).

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"Buyer's Group" means the Buyer, any subsidiary of the Buyer, any holding company of the Buyer and any subsidiary of any holding company of the Buyer, from time to time.

"Buyer's Solicitors" means Addleshaw Goddard LLP of 100 Barbirolli Square, Manchester, M2 3AB

"Companies Acts" has the meaning set out in section 2 of the Companies Act 2006 and includes any enactment passed after the Companies Act 2006 which may, by reason of that or any other enactment, be cited together with the Companies Act 2006 as "the Companies Acts".

"Completion" means completion of the sale and purchase of the Shares in accordance with clause 6.

"Completion Date" means 46 days from the date of this agreement (or the next Business Day thereafter) or such earlier date as the parties may agree

"Completion Statement" means a document containing a statement of the Actual LTM EBITDA to be prepared and agreed or determined pursuant to, and in accordance with, paragraphs 2 and 3 of Schedule 6.

"Condition" means the approval of the terms of this agreement by the relevant approval body of the New York Stock Exchange in accordance with requirements applicable to the Buyer.

"Confidential Business Information" means all or any information of a secret or proprietary or confidential nature (however stored) and not publicly known which is owned by the Target Group or which is used in or otherwise relates to the business, Customers or financial or other affairs of the Target Group, including, without limitation, information relating to:

(a)	the business methods, technical processes, corporate plans, management systems, finances, new business opportunities or development projects of the Target Group; or

(b)	the marketing or sales of any past or present or future products, goods or services of the Target Group including, without limitation, Customer names and lists and other details of Customers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys and advertising and other promotional materials; or

(c)	future projects, business development or planning, commercial relationships and negotiations; or

(d)	any trade secrets or other information relating to the provision of any product or service of the Target Group.

"Consideration" means the amount set out in clause 3.

"CTA 2010" means the Corporation Tax Act 2010.

"Customer" means each of the multi-level direct marketing distributors of the Target Group.

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"CVSL Inc." means a company incorporated in the U.S.A (Key ID 103392095) whose office is at 2400 Dallas Parkway, Suite 230, Plano, Texas, 75093

"CVSL Shares" means shares of common stock in CVSL Inc.

"CVSL Share Excess Amount" shall have the meaning set out in paragraph 1.3(a) of Schedule 6.

"CVSL Share Shortfall Amount" shall have the meaning set out in clause 11.6(a).

"Debt Waiver" means the deed of release in the agreed form from the Target to the Buyer releasing the Seller from liability to pay the Intra-group Non-trading Balances.

"Deed of Release of Intra Group Indebtedness" means the deed of release in the agreed form releasing all Intra Group Indebtedness.

"Disclosure Letter" means the letter in the agreed form dated the same date as this agreement from the Seller to the Buyer relating to the Warranties and the Tax Warranties and providing details of other matters specifically referred to in this agreement.

"Domain Names" means the domain names listed in the Disclosure Letter.

"EC Treaty" means the Treaty of Rome 1957 as amended.

"Environment" means the natural and man-made environment including:

(a)	land, including without limitation, surface land, sub-surface strata, sea bed and river bed under water (as defined in paragraph (b)) and natural and man-made structures;

(b)	water, including, without limitation, coastal and inland waters, surface waters, aquatic sediment, ground waters, and water in drains and sewers;

(c)	air, including, without limitation, air inside buildings and other natural and man-made structures above or below ground; and

(d)	any living systems or organisms supported by the media set out in (a), (b) or (c) above.

"Escrow Agent" means the Seller's Solicitors.

"Escrow Agreement" means the agreement in the agreed form to be entered into on Completion between the Seller, the Buyer and the Escrow Agent setting out terms relating to the operation of the Retention Account and the holding and distribution of the Retention Sum.

"ESH Law" means all international, EU, national, state, federal, regional or local laws, common law, statutes, ordinances, directives, regulations, decisions, notices, directions, standards, codes of practice, judgments, decrees or orders, the requirements and conditions of all ESH Permits, agreements, circulars, guidance notes (statutory or otherwise), and judicial and administrative interpretations of each of the foregoing concerning (without limitation) the protection of or harm to human health or the Environment or the conditions of the work place and worker and process safety, or the generation, transportation, storage, treatment or disposal of any Hazardous Substance, in each case as enacted, amended, replaced or supplemented from time to time.

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"ESH Permits" means any permits, consents, licences, certificates, notices, filings, lodgements, agreements, directions, declarations, registrations, notifications, exemptions, variations, renewals, permissions and amendments and other authorisations and approvals including any conditions thereof required or provided under ESH Law for the operation of the Target's business or its occupation or use of the Property.

"EU" means the European Union.

"Final Determination Date" means the date on which the Completion Statement is agreed or determined in accordance with paragraph 2 of Schedule 6.

"GAAP" means generally accepted accounting practices, principles and standards in compliance with all applicable laws in the United Kingdom including without limitation the legal principles set out in the Companies Acts, rulings and abstracts of the ASB and guidelines, conventions, rules and procedures of accounting practice in the United Kingdom which are regarded as permissible by the ASB.

"Hazardous Substance" means any natural or artificial substance (whether in solid or liquid form or in the form of a gas or vapour) or organism (including genetically modified organisms) whether alone or in combination with any other substance capable of causing harm or damage to the Environment or human health or welfare or which restricts or makes more costly the use, development, ownership or occupation of any property including but not limited to asbestos or any controlled, hazardous, toxic or dangerous chemical, substance or waste.

"Independent Legal Expert" means an independent Counsel for at least 10 years' call with commercial expertise nominated jointly by the Buyer and the Seller or, failing such nomination within 3 Business Days after a request by either the Buyer or the Seller, such expert shall be nominated at the request of either the Buyer or the Seller by the Chairman for the time being of the Bar Council of England and Wales.

"Intellectual Property" means any patents, trade marks, service marks, registered designs, utility models, design rights, copyright (including copyright in computer software), database rights, semi-conductor topography rights, inventions, trade secrets and other confidential information, know-how, business or trade names (including internet domain names and e-mail address names) and all other intellectual and industrial property and rights of a similar or corresponding nature in any part of the world, whether registered or not or capable of registration or not and including the right to apply for and all applications for any of the foregoing rights and the right to sue for infringements of any of the foregoing rights.

"Intra Group Guarantees" means all securities, guarantees, indemnities, counter-indemnities, sureties and letters of comfort of any nature whatsoever given by or binding upon the Target Group in respect of a debt, liability or obligation of the Seller and/or any of its Associates.

"Intra Group Indebtedness" means all debts, liabilities (whether actual, contingent or prospective) or obligations subsisting or outstanding as at Completion owed by the Target Group on the one hand to the Seller or to any of its Associates on the other hand but excluding normal trade indebtedness arising in the ordinary course of business.

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"Intra-group Non-trading Balances" means the intra-group non-trading balances of:

(a)	in the region of £15,000,000; and

(b)	£6,000,000;

owed by the Seller to the Target.

"IP Licences" means any licences, sub-licences, agreements, authorisations and permissions whether express or implied, relating to the use, enjoyment and/or exploitation by:

(a)	the Target Group of any Third Party Intellectual Property Rights; and

(b)	any third party of any Target Intellectual Property Rights.

"Last Accounts" means the audited balance sheet of each member of the Target Group as at the Last Accounts Date and the audited profit and loss account of each member of the Target Group made up to the Last Accounts Date and (in each case) the auditor's and the directors' reports and notes thereon.

"Last Accounts Date" means 28 March 2014.

"London Stock Exchange" means London Stock Exchange plc.

"Management Accounts" means the unaudited balance sheet and profit and loss account of the Target Group for the 12 month period ended on the Management Accounts Date attached to the Disclosure Letter.

"Management Accounts Date" means 26 December 2014.

"Material Contract" means any contract, arrangement or obligation to which the Target Group is a party and which has a monetary value of £10,000.00or more.

"Pension Scheme" means the Findel Group Personal Pension Scheme.

"Post Termination Provisions" means clauses 15, 16, 17, 18, 19, 20, 21 and 22.

"Pre-completion Confirmation" means an unqualified written confirmation from the Seller as at Completion that, to the best of the knowledge, information and belief of the Seller, having made reasonable enquiries of Lisa Burke, Andrew Morgan, Michael Khatkar and Angela Hill there has been no breach of the provisions of Schedule 6 (Pre-Completion Undertakings)

"Property" means that part of the leasehold property known as Express House, Clayton Business Park, Clayton Le Moors, Accrington, Lancashire, BB5 5JY, which is occupied by the Target, brief details of which are set out in the Property Licence.

"Property Licence" means the property licence in the agreed form to be entered into between (1) the Seller and (2) the Target immediately after Completion.

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"Registered Intellectual Property Rights" means the registered Intellectual Property listed in the Disclosure Letter.

"Relevant CVSL Share Price" means the average of the closing prices for CVSL Shares for each of the 10 trading days ending with the trading day 2 Business Days preceding the date of issue of the relevant CVSL Shares pursuant to this agreement.

"Retention Account" means the interest bearing deposit account to be opened prior to Completion in the name of the Escrow Agent for the purposes of holding the Retention Sum on deposit in accordance with clause 11.

"Retention Sum" means the sum of £500,000 to be paid by the Buyer into the Retention Account on Completion in accordance with clause 3

"Security Interest" means any mortgage, charge, assignment or assignation by way of security, guarantee, indemnity, debenture, hypothecation, pledge, declaration of trust, lien, right of set off or combination of accounts or any encumbrance or security interest whatsoever, howsoever created or arising and whether monetary or not.

"Seller's Group" means the Seller, any subsidiary of the Seller, and any associated undertaking of any such person, from time to time, but excluding the Target Group.

"Seller’s Solicitors" means Squire Patton Boggs (UK) LLP of Trinity Court, 16 John Dalton Street, Manchester M60 8HS.

"Service Level Agreement" means the service level agreement in the agreed form to be entered into with effect from Completion between (1) Express Gifts Limited (company number 00718151) and (2) the Target.

"Shares" means the 2,500,001 ordinary shares of £1 each in the capital of the Target.

"Systems" means the computer, telecommunications and networking hardware and software and other information technology owned or used by the Target Group.

"Subsidiary" means Kleeneze (Ireland) Limited, brief details of which are set out in Part 2 of Schedule 1.

"Target" means Kleeneze Limited, brief details of which are set out in Part 1 of Schedule 1.

"Target Group" means the Target and the Subsidiary, and references to the Target Group refer to all or to any member of the Target Group.

"Target Intellectual Property Rights" means all the Intellectual Property owned by the Target Group including, without limitation, the Intellectual Property set out in the Disclosure Letter.

"Tax Covenant" has the meaning given to it in Schedule 4.

"Tax Warranties" has the meaning given to it in Schedule 4.

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"Third Party Intellectual Property Rights" means all Intellectual Property used or exploited exclusively in or in connection with the Target Group but not owned by the Target Group including, without limitation, all of the Intellectual Property listed in the Disclosure Letter.

"TSA" means a transitional services agreement in the agreed form to be entered into between (1) the Seller and (2) the Target with effect from Completion.

"UKLA" means the Financial Services Authority acting in its capacity as the UK Listing Authority.

"Warranties" means the warranties set out in Schedule 2.

"Working Capital" means the Target’s current assets (excluding cash) minus the Target’s current liabilities and otherwise in accordance with the agreed computations set out in Schedule 7.

1.2	Unless the context otherwise requires, all words and expressions which are defined in the Companies Acts shall have the same meanings in this agreement.

1.3	Unless the context otherwise requires:

(a)	words denoting the singular include the plural and vice versa;

(b)	words denoting any gender include all other genders;

(c)	any reference to "persons" includes individuals, bodies corporate, companies, partnerships, unincorporated associations, firms, trusts and all other legal entities;

(d)	all references to time are to London time;

(e)	any reference to a party is to a party to this agreement.

1.4	Clause headings are for convenience only and shall not affect the interpretation of this agreement. Any reference to a clause, sub-clause, paragraph or schedule is to the relevant clause, sub-clause, paragraph or schedule of this agreement.

1.5	The schedules to this agreement shall for all purposes form part of this agreement.

1.6	Any reference to a document being in the "agreed form" means a document in a form agreed by the parties and initialled by, or on behalf of, each of them for the purposes of identification.

1.7	Any phrase introduced by the terms "including", "include", "in particular" or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.8	References to any English statutory provision or English legal term for any action, remedy, method of judicial proceeding, document, legal status, court, official or any other legal concept or thing shall, in respect of any body corporate incorporated in any jurisdiction other than England, be deemed to refer to and include any equivalent or analogous action, remedy, method of judicial proceeding, document, legal status, court, official or other legal concept or thing or what most nearly approximates in that jurisdiction to the English statutory provision or English legal term.

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1.9           For the purposes of this agreement, where any amount is required to be converted from one currency to another for the purposes of calculating the number of CVSL Shares to be issued, the relevant exchange rate shall be daily spot rate for the Business Day prior to the date of issue, as set out at www.bankofengland.co.uk.

2	SALE AND PURCHASE

2.1	Subject to the terms and conditions of this agreement, the Seller shall sell with full title guarantee and the Buyer shall purchase the Shares with effect from Completion.

2.2	The Seller covenants with the Buyer that:

(a)	the Shares are fully paid (or credited as fully paid) and constitute the whole of the allotted and issued share capital of the Target;

(b)	the Seller is entitled to sell and transfer the full legal and beneficial ownership of the Shares to the Buyer on the terms set out in this agreement without the consent of any third party; and

(c)	the Shares will be sold and transferred to the Buyer free from all Security Interests and together with all accrued benefits and rights attaching or accruing to the Shares, including all dividends declared on or after the Completion Date

2.3	On signing of this agreement:

(a)	the Seller will provide to the Buyer as evidence of the authority of each person entering into this agreement or any document to be entered into in connection with this agreement on behalf of the Seller, a certified copy of a resolution of the board of directors (or a duly authorised committee) of the Seller and/or a power of authority conferring such authority;

(b)	the Buyer will provide to the Seller:

(i)	as evidence of the authority of each person entering into this agreement or any document to be entered into in connection with this agreement on behalf of the Buyer, a certified copy of a resolution of the board of directors (or a duly authorised committee) of the Buyer and/or a power of authority conferring such authority;

(ii)	a legal opinion in the agreed form from BDO AG.

3	CONSIDERATION

3.1	Subject always to clauses 3.2 and 3.3, the Consideration for the purchase of the Shares shall be £3,618,534, subject to adjustment as set out in Schedule 6 of which:

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(a)	£3,118,534 shall be paid to the Seller by the Buyer in cash on Completion ("Completion Purchase Price"); and

(b)	the Retention Sum shall be paid into the Retention Account by the Buyer on Completion whereupon the provisions of clause 11 shall apply to such sum and such account;

save that in no event shall the Consideration exceed £5,000,000.

3.2	The parties agree to use reasonable endeavours to agree the Actual LTM EBITDA in accordance, mutatis mutandis, with paragraphs 2,3 and 4 of Schedule 6, prior to the Completion Date and also what, if any, adjustments there should be to the Consideration.

3.3	If the parties agree the Actual LTM EBITDA and also what, if any, adjustments there should be to the Consideration, in writing prior to Completion, at Completion the Buyer:

(a)	in its sole discretion may elect to satisfy the Consideration by:

(i)	issuing to the Seller, in lieu of cash, such number of CVSL Shares as is equal to the CVSL Share Shortfall Amount (if applicable) divided by the Relevant CVSL Share Price; or

(ii)	issuing to the Seller, in lieu of cash, such number of CVSL Shares as is equal to the CVSL Share Excess Amount (if applicable) divided by the Relevant CVSL Share Price; and

(b)	will pay the balance of the Consideration in cash;

and for the avoidance of doubt no amount shall be paid into the Escrow Account, there shall be no Retention and the provisions of clause 11 and Schedule 6 shall not apply. If the parties do not agree the Actual LTM EBITDA by the Completion Date the parties will proceed to Completion and clause 3.1 shall apply.

4	Signing and Pre-Completion period

4.1	Between the date of this agreement and Completion, the Seller will comply with the undertakings in paragraphs 1 and 2 of schedule 6.

4.2	Between the date of this agreement and Completion, the Buyer will use its best endeavours to ensure that:

(a)	the Condition is satisfied; and

(b)	on the Completion Date it will be able to comply with its obligations under clause 6.8 including (without limitation) having the financial means to pay the Consideration at Completion;

and will notify the Seller as soon as reasonable practicable upon satisfaction.

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5	Termination

5.1	If the Buyer becomes aware that the Seller has materially breached any provision of Schedule 5 (Pre-Completion Undertakings) the Buyer may terminate this agreement before Completion by written notice to the Seller and clause 5.2 will apply. For the purposes of this clause 5.1 a material breach is one that would entitle the Buyer if it were to complete the sale and purchase of the Target on the terms of this agreement, to bring a claim against the Seller pursuant to clause 4.1, for breach of the undertakings contained in Schedule 6, and which, subject to clause 5.2, in the Buyer's reasonable opinion would have a cumulative value of £361,853 (the "Termination Threshold" or more.

5.2	If the Buyer serves a written notice under clause 5.1 to terminate this agreement, the Seller may request that the Buyer obtain an opinion (the "Legal Opinion") from an Independent Legal Expert stating whether the claim(s) alleged to give rise to the right to terminate is/are more likely to be successful than not successful and whether the amount claimed by the Buyer is a reasonable estimate of the amount payable in respect of such claim/claims. Upon such opinion being obtained by the Buyer (a copy of which shall as soon as reasonably practicable be provided to the Seller):

(a)	if the Legal Opinion confirms that the claim(s) is/are more likely to be successful than not; and

(i)	that the amount claimed by the Buyer is a reasonable estimate of the amount payable in respect of such claim/claims; or

(ii)	the amount claimed by the Buyer is not a reasonable estimate of the amount payable in respect of such claim(s) but that a reasonable estimate would exceed the Termination Threshold the Buyer may terminate this agreement under clause 5.1 and the Seller will pay the costs of the Independent Legal Expert; or

(b)         if the Legal Opinion confirms that the claim(s) is/are more likely to be unsuccessful than successful and/or that the amount claimed by the Buyer is not a reasonable estimate of the amount payable in respect of such claim(s) and that a reasonable estimate would not reach the Termination Threshold, the Buyer may not terminate this agreement under clause 5.1 and the Buyer will pay the costs of the Independent Legal Expert.

The Independent Legal Expert will be asked to provide the Legal Opinion as soon as reasonably practicable and both parties will provide all information requested by the Independent Legal Expert as soon as reasonably practicable.

If the provisions of this clause 5.2 are evoked, the Completion Date will be deemed to be deferred until 2 Business Days after delivery to the Seller of the Legal Opinion.

5.3	If:

(a)	the Buyer terminates this agreement under clause 5.1;

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(b)	the Buyer or the Seller terminates this agreement under any other provision of this agreement giving the Buyer or the Seller (as the case may be) the right to terminate; or

(c)	this agreement is terminated under clause 6.2

notwithstanding any other provision of this agreement each party's rights and obligations under this agreement (including any rights and liabilities of the parties which have arisen before termination) will cease immediately except that the Post-Termination Provisions will continue in force.

6	COMPLETION

6.1	Subject to satisfaction of the Condition, Completion shall take place at the offices of the Seller's Solicitors on the Completion Date when each of the events set out in clauses 6.3 to 6.6 shall occur.

6.2	If the Condition is not satisfied on or before the Completion Date, this agreement shall terminate and the provisions of clause 5.2 shall apply.

6.3	At Completion, the Seller shall deliver to the Buyer:

(a)	a duly completed and executed transfer of the Shares in favour of the Buyer or as it directs;

(b)	the certificates for the Shares;

(c)	duly completed and executed Service Level Agreement;

(d)	duly completed and executed TSA;

(e)	the duly executed Escrow Agreement;

(f)	the Pre-Completion Confirmation duly executed by the Seller

(g)	the resignations of Roger Siddle, Philip Maudsley and Timothy Kowalski as directors of the Target Group and Mark Ashcroft as the secretary of the Target Group in the agreed form;

(h)	evidence satisfactory to the Buyer that all charges, debentures and other Security Interests affecting the Target Group (including without limitation all such Security Interests held by Barclays Bank plc) have been released and discharged in full; and

(i)	the Deed of Release of Intra Group Indebtedness duly executed by the Seller.

6.4	At Completion, there shall be delivered or made available to and be placed in the possession of the Buyer:

(a)	the certificate of incorporation (and, where relevant, any certificate of incorporation on change of name) of the Target Group;

(b)	all minute books of the Target Group duly made up to Completion;

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(c)	the register of members and other statutory registers of the Target Group duly made up to Completion;

(d)	all books of accounts and documents of record and all other documents in the possession, custody or control of the Seller in connection with the Target Group all complete and up to date;

(e)	bank statements of all bank accounts of the Target Group as at a date not more than 1 Business Day prior to Completion together with bank reconciliation statements in respect of each such account made up to Completion.

6.5	At Completion, the Seller shall procure and demonstrate to the Buyer’s reasonable satisfaction that all Intra Group Guarantees (if any) are cancelled with effect from Completion without liability on the part of the Target Group.

6.6	At Completion, a board meeting of the Target (and where necessary the Subsidiary) shall be duly convened and held at which, with effect from Completion:

(a)	the transfer referred to in clause 6.3(a) shall (subject to stamping) be approved and registered;

(b)	such persons as the Buyer may nominate shall be appointed as directors and as the secretary of the Target Group and the resignations referred to in clause 6.3(e) shall be submitted and accepted;

(c)	all authorities to the bankers of the Target Group relating to bank accounts shall be revoked and new authorities to such persons as the Buyer may nominate shall be given to operate the same;

(d)	the Service Level Agreement shall be approved and entered into;

(e)	the TSA shall be approved and entered into;

(f)	the Intra-Group Non-Trading Balances shall be, to the extent not already, fully provided for as an irrecoverable debt in the accounts of the Target;

(g)	the registered office of the Target Group shall be changed to such address as the Buyer shall specify; and

(h)	the accounting reference date of the Target Group shall be changed to such date as the Buyer shall specify.

6.7	If the purchase of all the Shares cannot be completed simultaneously, or the Seller does not comply with any of its obligations under clauses 6.3 to 6.6, the Buyer may by notice to the Seller:

(a)	set a new date for Completion not more than 10 Business Days after the Completion Date (in which case this clause 6 will apply to the deferred Completion);

(b)	proceed to Completion so far as is practicable (without affecting the Buyer's rights in respect of such non-compliance) and set a later date on which the Seller will comply with its respective outstanding obligations; or

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(c)	terminate this agreement immediately, in which case clause will apply.

6.8	Upon completion of all of the matters specified in clauses 6.3 to 6.6:

(a)	the Buyer shall pay the Completion Purchase Price to Seller’s Solicitors in the manner agreed upon by the parties;

(b)	pay the Retention Sum into the Retention Account; and

(c)	deliver to the Seller the duly executed Escrow Agreement.

6.9	If following completion of all of the matters specified in clauses 6.2 to 6.5 the Buyer does not comply with any of its obligations at Completion under clause 6.8, the Seller may by notice to the Buyer:

(a)	set a new date for Completion not more than 10 Business Days after the Completion Date (in which case this clause 6.9 will apply to the deferred Completion);

(b)	proceed to Completion so far as is practicable (without affecting the Seller's rights in respect of such non-compliance) and agree to a later date on which the Buyer will comply with its respective outstanding obligations; or

(c)	terminate this agreement immediately, in which case clause 5.3 will apply.

7	POST-COMPLETION OBLIGATIONS

7.1	Immediately following Completion:

(a)	the Buyer undertakes to procure that the Target (or a person duly authorised by the Target:

(i)	executes and delivers to the Seller the Debt Waiver;

(ii)	makes a statutory declaration as required under provision 17 of the Licence to Occupy in a form complying with the requirements of Schedule 2 to the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003 (the "Statutory Declaration") and provides a copy of the sworn Statutory Declaration to the Seller and the Seller’s Solicitors and shall send the original to the Seller’s Solicitors by secure post within 3 days of the date thereof;

(iii)	executes and delivers to the Seller a copy of the Property Licence;

(b)	following receipt of the Statutory Declaration, the Seller shall execute and deliver a copy of the Property Licence.

7.2	The Seller undertakes that, immediately following Completion until such time as the transfer of the Shares has been registered in the register of members of the Target, the Seller will hold those Shares registered in his name on trust for and as nominee for the Buyer or its nominees and undertakes to hold all dividends and distributions and exercise all voting rights available in respect of the Shares in accordance with the directions of the Buyer or its nominees and if the Seller is in breach of the undertakings contained in this clause the Seller irrevocably authorises the Buyer to appoint some person or persons to execute all instruments or proxies (including consents to short notice) or other documents which the Buyer or its nominees may reasonably require and which may be necessary to enable the Buyer or its nominees to attend and vote at general meetings of the Target and to do any thing or things necessary to give effect to the rights contained in this clause 7.2.

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7.3	Following Completion, the Buyer undertakes to the Seller to procure the release of the Seller and each member of the Seller's Group from all securities, guarantees, indemnities, counter-indemnities, sureties and letters of comfort of any nature whatsoever given by or binding upon the Seller or any member of the Seller's Group in respect of any debt, liability or obligation of the Target Group and, pending such release, the Buyer shall indemnify and keep indemnified the Seller (for itself and as trustee for each member of the Seller's Group) from and against all amounts paid by it to any third party pursuant to any such securities, guarantees, indemnities, counter-indemnities, sureties or letters of comfort.

7.4	The Seller agrees that all agency agreements (details of which are set out in the Disclosure Letter) between the Target Group on the one hand and any member of the Seller's Group on the other hand shall be terminated (unless the parties agree otherwise) with effect from Completion but without prejudice to the rights and liabilities of the parties to any such agreement accruing or incurred prior to Completion.

7.5	At any time after Completion, the Seller shall (and shall use its reasonable endeavours to procure that any necessary third party shall) sign and execute all such documents and do all such acts and things (other than the payment of stamp duty) as the Buyer may reasonably require for effectively vesting the Shares in the Buyer.

7.6	The Seller shall for a period of 6 months following Completion provide all such information relating to the Target Group, its business and affairs within its custody, possession or control as the Buyer shall reasonably request.

7.7	The Buyer shall for a period of 6 months following Completion provide all such information relating to the Target Group, its business and affairs within its custody, possession or control as the Seller shall reasonably request for the purposes of preparing its audited accounts and fulfilling other legal or regulatory requirements.

8	WARRANTIES

8.1	The Seller warrants to the Buyer on the terms of the Warranties, subject only to:

(a)	any matter fairly disclosed in the Disclosure Letter;

(b)	the limitations and qualifications set out in this clause 8 and Schedule 3; and

(c)	in relation to the Tax Warranties only, the limitations and qualifications set out in Part 4 of Schedule 4.

8.2	Each Warranty and Tax Warranty shall be construed as a separate and independent warranty and, except where expressly stated, shall not be limited or restricted by reference to or inference from the terms of any other warranty or any other provision of this agreement.

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8.3	The rights and remedies of the Buyer in respect of any breach of the Warranties or the Tax Warranties shall not be affected by completion of the purchase of the Shares, by any investigation made by or on behalf of the Buyer into the affairs of the Target Group, by its rescinding or failure to rescind this agreement, by any failure to exercise or delay in exercising any right or remedy or by any other event or matter whatsoever, except a specific and duly authorised written waiver or release expressly referring to such breach.

8.4	The Seller agrees to waive any claim or remedy or right which it may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by the Target Group or a director, officer or employee of the Target Group for the purpose of assisting the Seller in giving any warranty, representation, undertaking or covenant, in preparing the Disclosure Letter and in entering into this agreement or any agreement or document entered into pursuant to this agreement.

8.5	If any Warranty or Tax Warranty is qualified by the expression "so far as the Seller is aware" or "to the best of the knowledge, information and belief of the Seller" or words to such effect, such expression shall mean that the actual knowledge of the board of directors of the Seller, having made reasonable enquiries into the subject matter of that Warranty or Tax Warranty of Lisa Burke, Andrew Morgan, Michael Khatkar, and Angela Hill.

8.6	Notwithstanding any other provisions of this agreement or any other agreement or document entered into pursuant to this agreement, none of the limitations contained in this clause 8 and the Disclosure Letter nor any statutory limitation shall apply to:

(a)	any claim relating to title to the Shares or capacity to enter into this agreement; or

(b)	any claim for breach of the Warranties or the Tax Warranties or under the Tax Covenant where the fact, matter or circumstance giving rise to the claim arises as a result of fraud, wilful concealment or deliberate non-disclosure on the part of the Seller, the Target Group or any of their respective officers, employees or advisers.

8.7	If any amount is paid by the Seller in respect of a breach of any Warranty or Tax Warranty or otherwise pursuant to this clause 8, in addition to Buyer’s remedies available at law or in equity, the amount of such payment shall be deemed to constitute a reduction in the consideration payable under this agreement.

8.8	In Schedule 2 any reference to the Target shall also be deemed to be a reference to the Subsidiary and the Warranties shall apply accordingly.

8.9	The Buyer confirms to the Seller that as at the date of this agreement it has no actual knowledge of any fact which it is actually aware would entitle it immediately after Completion bring a claim against the Seller for breach of the Warranties.

9	Indemnity

9.1	Subject to clause 9.2, the Seller covenants to pay to the Buyer an amount equal (on an indemnity basis) to all liabilities, costs, expenses, damages and losses (including but not limited to any interest, penalties reasonable professional costs and expenses) suffered, incurred or paid by the Buyer, the Target or the Subsidiary or any member of the Buyer's Group or any of their respective officers or employees arising out of or in connection with any third party claim or any legal or regulatory action or investigation brought by any competent authority connected to, the release of the Seller by the Target of the Intra-group Non-trading Balances.

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9.2	For the avoidance of doubt, the waiver of the Intra-group Non-trading Balances pursuant to the Debt Waiver shall not, in itself, be deemed to be a loss suffered by the Target for the purposes of clause 9.1.

9.3	If any claim is made against the Buyer or any member of the Buyer's Group by any third party which is likely to give rise to a claim by the Buyer against the Seller under clause 5.1 then the Buyer shall (at the Seller's cost);

(a)	give notice of such claim to the Seller as soon as reasonably practicable after the Buyer becomes aware of it;

(b)	keep the Seller informed as to the progress of any such claim and shall procure that the Seller is promptly sent copies of all relevant communications and other documents (written or otherwise) transmitted to any other party to any proceedings or their agents or professional advisers (including, without limitation, pleadings and any opinion of Counsel relating to any proceedings against any third parties);

(c)	take, and shall procure that each member of the Buyer’s Group shall take, all reasonable steps so as to recover or minimise or resolve such liability or dispute and; and

(d)	upon request, comply with the reasonable requests of the Seller in relation to such claim provided that taking any such action would not in the Buyer's reasonable opinion be detrimental to the ongoing business of the Target or the Subsidiary or any member of the Buyer's Group, or the reputation of Target, the Subsidiary or any member of the Buyer's Group and/or any of their respective directors or officers.

10	RESTRICTIVE COVENANTS

10.1	The Seller covenants with the Buyer (for itself and as trustee for each member of the Buyer's Group) that without the prior written consent of the Buyer, neither the Seller nor any of its Associates will either as principal or partner, alone or jointly with, through or as manager, adviser, consultant or agent for any person or in any other capacity whatsoever:

(a)	for a period of 2 years after the date of Completion directly or indirectly, carry on or be engaged, concerned or interested in the business or industries of selling household, health and beauty products through a multi-level or direct selling network of distributors in the United Kingdom and the Republic of Ireland in competition with the business of the Target Group as carried on at Completion PROVIDED THAT nothing contained in this clause 10.1(a) shall preclude the Seller or any member of the Seller's Group from:

(i)	engaging or being interested in any business which is carried on by the Seller's Group (other than the Target Group) at Completion;

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(ii)	acquiring a business, an immaterial proportion of which carries on a business in competition with the business of the Target Group;

(iii)	being the registered holder or beneficial owner for investment purposes only of not more than 3% of the equity share capital of any company listed on the Official List of the UKLA or the AIM market of the London Stock Exchange, NYSE, NYSE MKT, NASDAQ; or

(b)	for a period of 1 year after the date of Completion enter into any employment or business arrangement, including consulting, distributing, or similar arrangements with any person who is, and was at or within 6 months from the date of Completion, employed by, a consultant to or an independent contractor of the Target Group without the prior written consent of the Buyer; or

(c)	for a period of 2 years after the date of Completion, solicit or endeavour to solicit in competition with the business of the Target (as carried on at the date of Completion) the custom of, or orders from, any person, firm or company who has been a direct Customer of the Target at any time during the period of 12 months immediately preceding the date of Completion save that nothing in this clause shall prevent the marketing of products to the general public or their own or commercially available mailing lists.

10.2	The restrictions contained in this clause 10 are considered to be reasonable by the Seller in all respects but if any of those restrictions shall be held to be void in the circumstances where it would be valid if some part were deleted, the parties agree that such restrictions shall apply with such deletion as may be necessary to make it valid and effective.

10.3	The Seller shall procure that each member of the Seller's Group and each of their respective Associates shall comply with the provisions of this clause as if each such person were a party covenanting with the Buyer.

10.4	The Seller acknowledges that the Buyer is accepting the benefit of the covenants contained in this clause 10 both on its own behalf and on behalf of each member of the Buyer's Group and the Target Group with the intention that the Buyer may claim against the Seller on behalf of any such person for loss sustained by that person as a result of any breach of any of the covenants contained in this clause.

10.5	The provisions of clauses 10.1(a) to 10.1(c) are separate and severable and shall be enforceable accordingly.

11	Retention

11.1	The monies standing to the credit of the Retention Account (including, without limitation, any accrued interest) shall be dealt with only in accordance with the provision of this agreement and the Escrow Agreement.

11.2	If there is any conflict between the provisions of this agreement and the provisions of the Escrow Agreement the parties agree that as between themselves the provisions of this agreement shall prevail.

11.3	The Buyer and the Seller shall ensure that all rights to the Retention Account remain free from any Security Interest except as set out in this clause 11.

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11.4	The Buyer and the Seller shall promptly give all necessary instructions and notifications to the Escrow Agent and do all acts and things reasonably required to ensure that the Retention Account and the principal monies and interest standing to its credit are administered in accordance with the provisions of this agreement and the Escrow Agreement and shall procure that the Escrow Agent is not required to and does not take any action with respect to the Retention Account except on the joint written instructions of the Buyer and the Seller.

11.5	The interest accrued on the Retention Sum (or any part of it) whilst in the Retention Account shall be credited to the Retention Account and, in relation to any payment made from the Retention Account pursuant to this agreement, accrued interest shall follow the principal monies and shall be paid to the Seller or the Buyer (as the case may be) at the same time as payment of the corresponding principal.

11.6	On finalisation of the Completion Statement in accordance with Schedule 6, the Retention Sum shall be paid out of the Retention Account to the Seller unless Actual LTM EBITDA is less than Benchmark LTM EBITDA (the difference being the "EBITDA Shortfall") in which case the Buyer, in its sole discretion, may:

(a)	elect to have paid to it from the Retention Account an amount equal to some or all (as the Buyer shall determine) of the amount of the EBITDA Shortfall, multiplied by 5 ("CVSL Share Shortfall Amount"): and

(b)	issue to the Seller such number of CVSL Shares as is equal to the CVSL Share Shortfall Amount divided by the Relevant CVSL Share Price on or before the fifth Business Day after the Final Determination Date.

11.7	The Seller and the Buyer shall within 5 Business Days commencing on the Final Determination Date jointly instruct the Escrow Agent to release the monies standing to the credit of the Retention to the Seller and/or the Buyer (as the case may be) in accordance with the provisions of clause 11.6. Any payment made shall be made by electronic funds transfer in favour of the Buyer (in the case of a payment to the Buyer) or the Seller's Solicitors (in the case of a payment to the Seller) whose receipt shall be a complete discharge of the obligation to pay the amount so paid.

12	guarantee

12.1	In consideration of the Seller entering into this agreement, the Guarantor (as primary obligor and not merely as a surety) unconditionally and irrevocably guarantees as a continuing obligation the proper and punctual performance of the Buyer of its obligation to pay the Consideration.

12.2	The Guarantor’s liability under this guarantee shall not be affected, discharged, modified or impaired by:

(a)	any amendment to or variation of this agreement or any agreement or document entered into pursuant to this agreement;

(b)	any release, waiver or time or other indulgence granted to the Buyer or any third party;

(c)	any insolvency, liquidation, administration, receivership or winding-up or dissolution of the Buyer;

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(d)	any act, omission, event or circumstance which causes any of the obligations of the Buyer to be or become void, voidable, invalid or unenforceable for any reason;

(e)	any change of control or sale of the Buyer; or

(f)	any other act or omission or any other event or circumstance (whether or not known to the Seller) which would or might (but for this clause 12) operate to impair or discharge the Guarantor’s liability under this guarantee.

12.3	The Guarantor shall make any payments due from it under this guarantee in full, without any deduction or withholding in respect of any claim (whether by way of set-off, counterclaim or otherwise) asserted from time to time by the Buyer against the Seller under or pursuant to clause 3 and Schedule 6 of this agreement, except as required by law.

12.4	The Seller may claim under this guarantee without making any claim or taking any proceedings against the Buyer or taking any action to claim under or enforce any other right or security or other guarantee which it may hold from time to time in respect of the obligations of the Buyer under clause 3 and Schedule 6 of this agreement.

12.5	This guarantee shall remain in force and effect until the Buyer has performed, observed and discharged all of its obligations under or pursuant to clause 3 and Schedule 6 of this agreement.

13	CONFIDENTIALITY AND USE OF NAMES

The Seller shall not at any time after the date of Completion use or disclose or permit there to be disclosed any Confidential Business Information which it has or acquires PROVIDED THAT this clause shall not apply if and to the extent that:

(a)	such Confidential Business Information has come into the public domain (other than as a result of breach of any obligation of confidence by the Seller or any of its Associates); or

(b)	any disclosure of such Confidential Business Information that is authorised in writing by the Buyer; or

(c)	disclosure of the Confidential Business Information concerned is required by law or by any regulatory body or the London Stock Exchange.

14	TAX

The parties agree that the provisions of Schedule 4 shall have effect.

15	ANNOUNCEMENTS

15.1	A party may make or authorise an announcement if:

(a)	the announcement is required by law or the UKLA or the London Stock Exchange or the New York Stock Exchange or any securities exchange or court process or regulatory or governmental body (whether or not such requirement has the force of law);

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(b)	that party has consulted with and taken into account the reasonable requirements of the other party; and

(c)	that party has used reasonable endeavours to obtain confidentiality undertakings from any relevant securities exchange or regulatory or governmental body.

15.2	The parties authorise the release of the press announcement in the agreed form at start of business of the day after Completion to the London Stock Exchange, the UKLA, the New York Stock Exchange and to such other persons as the parties may agree.

15.3	Unless required by law and subject to clause 15.2, for a period of 1 month after the date of Completion the parties shall not make or authorise any public announcement concerning the terms of or any matters contemplated by or ancillary to this agreement without the prior written consent of the other party. Such consent, shall not be unreasonably withheld or delayed.

16	GENERAL

16.1	Except where this agreement provides otherwise, each party shall pay its own costs relating to or in connection with the negotiation, preparation, execution and performance by it of this agreement and of each agreement or document entered into pursuant to this agreement and the transactions contemplated by this agreement (including the due diligence exercise conducted prior to Completion). No such costs incurred by or on behalf of the Seller shall be charged to the Target Group.

16.2	No variation of this agreement or any agreement or document entered into pursuant to this agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties.

16.3	No delay, indulgence or omission in exercising any right, power or remedy provided by this agreement or by law shall operate to impair or be construed as a waiver of such right, power or remedy or of any other right, power or remedy.

16.4	No single or partial exercise or non-exercise of any right, power or remedy provided by this agreement or by law shall preclude any other or further exercise of such right, power or remedy or of any other right, power or remedy.

16.5	The provisions of this agreement insofar as they have not been performed at Completion shall remain in full force and effect notwithstanding Completion.

16.6	This agreement and each of the agreements and documents executed pursuant to this agreement shall be binding upon and enure for the benefit of the successors in title of the parties.

16.7	If any provision of this agreement is or becomes illegal, invalid or unenforceable under the law of any jurisdiction, that shall not affect or impair:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of this agreement; or

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(b)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this agreement.

16.8	No person who is not a party to this agreement shall have any right to enforce this agreement or any agreement or document entered into pursuant to this agreement pursuant to the Contracts (Rights of Third Parties) Act 1999.

17	ASSIGNMENT

No party may assign, transfer, charge, make the subject of a trust or deal in any other manner with any of its rights under it or purport to do any of the same nor sub-contract any or all of its obligations under this agreement without the prior written consent of the other party. Such consent shall not to be unreasonably withheld or delayed.

18	ENTIRE AGREEMENT

18.1	This agreement (including the transaction documents and the exhibits, schedules and annexes hereto and thereto) constitute the entire agreement between the parties and supersedes any previous agreement or arrangement between the parties relating to the acquisition of the Shares.

18.2	Each of the Parties agrees that it has not entered into this agreement or any agreement or document entered into pursuant to this agreement in reliance upon any representation, statement, covenant, warranty, agreement or undertaking of any nature whatsoever made or given by or on behalf of the other Party except as expressly set out in this agreement or any agreement or document entered into pursuant to this agreement. The Parties waive any claim or remedy or right in respect of any representation, statement, covenant, warranty, agreement or undertaking of any nature whatsoever that they may have against each other unless and to the extent that a claim lies for damages for breach of this agreement or any agreement or document entered into pursuant to this agreement. Nothing in this clause shall exclude any liability on the part of the Parties for fraud or fraudulent misrepresentation.

19	NOTICES

19.1	Any notice or other communication given under this agreement shall be in writing and signed by or on behalf of the party giving it and shall be served by delivering it by hand or sending it by pre-paid recorded delivery or registered post (or registered airmail in the case of an address for service outside the United Kingdom) or by fax to the party due to receive it, at its address or fax number set out in this agreement or to such other address or fax number as are last notified in writing to the party.

19.2	Subject to clause 19.3, in the absence of evidence of earlier receipt, any notice or other communication given pursuant to this clause shall be deemed to have been received:

(a)	if delivered by hand, at the time of actual delivery to the address referred to in clause 19.1;

(b)	in the case of pre-paid recorded delivery or registered post, two Business Days after the date of posting;

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(c)	in the case of registered airmail, five Business Days after the date of posting; and

(d)	if sent by fax, at the time of completion of transmission.

19.3	If deemed receipt under clause 19.2 occurs before 9.00 am on a Business Day, the notice shall be deemed to have been received at 9.00 am on that day. If deemed receipt occurs on any day which is not a Business Day or after 5.00 pm on a Business Day the notice shall be deemed to have been received at 9.00 am on the next Business Day.

19.4	Any notice sent to the Buyer shall be copied to the Guarantor ( ).

19.5	For the avoidance of doubt, notice given under this agreement shall not be validly served if sent by e-mail.

20	Process agent

20.1	The Buyer and the Guarantor each:

(a)	irrevocably appoint , and any successor in business, of East Orchard Building, Eastcourt Farm, Malmesbury, Wilstshire, SN16 9RZT ("Process Agent") as its agent to accept service of process in the United Kingdom in relation to any document initiating or otherwise connected with any court proceedings arising out of or in connection with this agreement;

(b)	agrees to notify the Seller in writing of any change of address of such Process Agent within 10 Business Days of the change of address; and

(c)	if such Process Agent ceases to be able to act under this clause 17 or ceases to have an address in England and Wales, irrevocably agrees to appoint a replacement process agent ("New Process Agent") reasonably acceptable to the Seller and after such appointment reference to the Process Agent in this clause will be read as reference to the New Process Agent and to give to the Buyer notice of such appointment within 10 Business Days.

20.2	Without affecting the effectiveness of service under any other method set out in clause 19 service of such process upon the Process Agent (with a copy sent to the Buyer and the Guarantor) at its address given in clause this clause 19 or elsewhere within the jurisdiction of the courts of England and Wales for the time being in force will constitute good service on the Buyer and/or the Guarantor (as applicable).

21	COUNTERPARTS

This agreement may be executed in any number of counterparts and by the different parties on separate counterparts (which may be facsimile copies), but shall not take effect until each party has executed at least one counterpart. Each counterpart shall constitute an original but all the counterparts together shall constitute a single agreement.

22	GOVERNING LAW AND JURISDICTION

22.1	This agreement shall be governed by and construed in accordance with English law.

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22.2	Each party irrevocably agrees to submit to the exclusive jurisdiction of the courts of England in relation to any claim or matter arising under or in connection with this agreement (or any agreement or document entered into pursuant to this agreement).

IN WITNESS of which this document has been executed by the parties as a deed on the date set out above.

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Schedule 1

Target

Part 1 – Details of the Target

Registered Number:	05801085

Type of Company:	Private company limited by shares

Date of incorporation:	29/04/2006

Country of incorporation:	England and Wales

Authorised Share Capital:	£2,500,001 divided into 2,500,001 Ordinary Shares of £1 each

Issued Share Capital:	2,500,001 Ordinary Shares of £1 each

Registered Office:	2 Gregory Street, Hyde, Cheshire SK14 4TH

Directors:	Roger William John Siddle Philip Binns Maudsley Timothy John Kowalski

Secretary:	Mark Ashcroft

Accounting Reference Date:	31/03

Auditors:	KPMG LLP

Charges:

An English law debenture dated 24 July 2009 between, amongst others, Target, Subsidiary and Barclays Bank Plc and the confirmatory security agreement dated 21 January 2015 between the same.

An Irish law debenture dated 24 July 2009 between, amongst others, Target, Subsidiary and Barclays Bank Plc.

An Irish share charge dated 24 July 2009 between Target and Barclays Bank in relation the shares in Subsidiary.

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Part 2 – Details of the Subsidiary

Registered Number:	215390

Type of Company:	Private company limited by shares

Date of incorporation:	30/03/1994

Country of incorporation:	Ireland

Authorised Share Capital:	€125,000 divided into 100,000 Ordinary Shares of €1.25 each

Issued Share Capital:	2 Ordinary Shares of €1.25 each

Registered Office:	c/o KPMG, Dockgate, Dock Road, Galway

Directors:	Roger William John Siddle Philip Binns Maudsley Timothy John Kowalski

Secretary:	Mark Ashcroft

Accounting Reference Date:	31/03

Auditors:	KPMG LLP

Charges:

A Charge of Shares dated 24/07/2009 granted by the Target in favour of Barclays Bank Plc acting in its capacity as security trustees for the secured creditors.

A Debenture dated 24/07/2009 granted by the Target in favour of Barclays Bank Plc as agent and security trustee for the secured creditors.

A Security Agreement dated 24/07/2009 granted by the Target in favour of Barclays Bank Plc acting as agent and security trustee for the secured creditors.

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Schedule 2
Warranties

1	Corporate matters

1.1	Authority and Capacity

(a)	The Seller has full power and authority to enter into and perform this agreement and any agreement or document to be entered into by the Seller pursuant to this agreement which constitute, or when executed will constitute, valid and binding obligations on the Seller which are enforceable in accordance with their respective terms.

(b)	The Seller has taken all corporate and other action necessary to enable it to enter into and perform this agreement and any agreement or document to be entered into pursuant to this agreement and has obtained all approvals and consents (including any governmental, third-party or other consents) required by it for the performance by it of the transactions contemplated by this agreement and any agreement or document to be entered into pursuant to this agreement.

(c)	The execution and delivery of, and the performance by the Seller of its obligations under, this agreement and any agreement or document entered into pursuant to this agreement will not:

(i)	result in a breach of any provision of the Memorandum or Articles of Association of such Seller; or

(ii)	result in a breach of any order, judgment or decree of any court or governmental agency or Security Interest to which the Seller is a party or by which the Seller or any of its assets is bound.

1.2	Title to the Shares

(a)	The Seller is the only legal and beneficial owners of the Shares.

(b)	The Shares have been validly allotted and issued, are fully paid or are properly credited as fully paid.

(c)	There is no Security Interest on, over or affecting any of the Shares and there is no agreement or arrangement to give or create any such Security Interest. No claim has been or will be made by any person to be entitled to any such Security Interest.

(d)	The Target has not created or granted or agreed to create or grant any Security Interest in respect of any of its uncalled share capital.

(e)	Except as required by this agreement, there are no agreements or arrangements in force which provide for the present or future allotment, issue, transfer, redemption or repayment of, or grant to any person of the right (whether conditional or otherwise) to require the allotment, issue, transfer, redemption or repayment of, any share or loan capital of the Target (including any option or right of pre-emption or conversion).

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1.3	Changes in share capital

Since the Management Accounts Date:

(a)	no share or loan capital has been issued or allotted, or agreed to be issued or allotted, by the Target; and

(b)	the Target has not redeemed or purchased or agreed to redeem or purchase any of its share capital.

1.4	Subsidiaries and other interests

The Target does not own or have any interest of any nature whatsoever in any shares, debentures or other securities of any body corporate, whether incorporated in any part of the United Kingdom or elsewhere.

1.5	Directors

(a)	The only directors of the Target are the persons whose names are so listed in relation to the Target in Schedule 1.

(b)	No person is a shadow director of the Target within the meaning of the section 251 of the Companies Act 2006.

(c)	No director is now or has at any time within the last 6 years been subject to any disqualification order under the Companies Acts, the Insolvency Act 1986 or the Company Directors Disqualification Act 1986.

1.6	Corporate compliance

(a)	The Target has at all times carried on business and conducted its affairs in all material respects in accordance with its Memorandum and Articles of Association for the time being in force and any other documents to which it is or has been a party.

(b)	The Target is empowered and duly qualified to carry on business in all jurisdictions in which it now carries on business.

(c)	Due compliance has been made with all the provisions of the Companies Acts and other legal requirements in connection with the formation of the Target, the allotment or issue of any of its shares, debentures and other securities and the payment of dividends.

1.7	Documents filed

(a)	All returns, particulars, resolutions and documents required by the Companies Acts or any other legislation to be filed with the Registrar of Companies in England and Wales, or any other authority, in respect of the Target have been duly filed and were true, accurate and correct.

(b)	All mortgages and charges in favour of the Target have (where necessary in order to secure their enforceability) been duly registered in accordance with the Companies Acts.

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1.8	Accuracy of Information

The information contained in Schedule 1 is true, accurate and complete.

1.9	Commissions

No one is entitled to receive from the Target any finder's fee, brokerage or other commission in connection with the sale and purchase of the Shares under this agreement.

2	ACCOUNTS

2.1	The Last Accounts

(a)	The Last Accounts were prepared in accordance with the historical cost convention. The bases and policies of accounting adopted for the purposes of preparing the Last Accounts are the same as those adopted in preparing the audited accounts of the Target in respect of the last 3 preceding accounting periods.

(b)	The Last Accounts:

(i)	give a true and fair view of the assets and liabilities and state of affairs of the Target, as the case may be, as at the Last Accounts Date and of its profits or losses for the financial period ended on that date;

(ii)	comply with all applicable requirements of the Companies Acts and other relevant statutes and regulations; and

(iii)	have been prepared in accordance with GAAP as applicable to a United Kingdom company as at the Last Accounts Date.

2.2	Valuation of stock

In the Last Accounts:

(a)	all stock was valued in the same way as in the audited accounts of the Target for the 2 preceding financial years and on the basis of the lower of cost or net realisable value;

(b)	all redundant and obsolete stock has been fully provided for or written off and all slow-moving and damaged stock has been adequately provided for.

2.3	Depreciation of fixed assets

The rates of depreciation and amortisation shown in the audited accounts of the Target for the 3 financial years ended on the Last Accounts Date were sufficient to ensure that each fixed asset of the Target will be written down to nil by the end of its useful life.

2.4	Management Accounts

(a)	The Management Accounts have been prepared in accordance with accounting policies consistent with those used in preparing the Last Accounts.

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(b)	Having regard to the purpose for which the Management Accounts were prepared, the Management Accounts are not misleading in any material respect and neither materially overstate the value of the assets nor materially understate the liabilities of the Target as at the Management Accounts Date and do not materially overstate the profits of the Target for the period to which they relate.

2.5	Books and Records

(a)	All the accounts, books, ledgers, financial and other records, of whatsoever kind, of the Target are in its possession or under its control, are up-to-date and have been maintained in accordance with all applicable laws and GAAP on a proper and consistent basis and comprise complete and accurate records of all information required to be recorded therein.

(b)	All the accounting records and systems (including, without limitation, computerised accounting systems) of the Target are recorded, stored, maintained or operated or otherwise held by the Target and are not wholly or partly dependent on any other facilities or systems beyond the exclusive ownership or control of the Target.

(c)	The register of members and other statutory books of the Target are in its possession or under its control, are up-to-date and have been maintained in accordance with applicable laws and comprise a complete and accurate record of all information required to be recorded therein. The Target has not received any written notice that any information contained in any of the statutory books is incorrect or should be rectified.

2.6	Accounting Reference Date

The accounting reference date of the Target for the purposes of the Companies Acts has always been the date specified in Schedule 1.

3	FINANCE

3.1	Capital Commitments

(a)	As at the Management Accounts Date, the Target had no outstanding capital commitments in excess of £30,000 except as disclosed in the Last Accounts.

(b)	Since the Management Accounts Date, the Target has not made or agreed to make any capital expenditure or incurred or agreed to incur any capital commitments, nor has it disposed of or realised any capital assets or any interest therein, in each case in excess of £30,000.

3.2	Dividends and distributions

Since the Management Account Date, no dividend or other distribution (as defined in CTA 2010) has been or is treated as having been declared, made or paid by the Target.

3.3	Debtors

There are no debts owing to the Target other than trade debts incurred in the ordinary and normal course of business. Such debts do not exceed £25,000.00 in aggregate.

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3.4	Liabilities

(a)	So far as the Seller is aware there are no liabilities (including contingent liabilities) which are outstanding on the part of the Target other than those liabilities disclosed in the Management Accounts or those which have been incurred in the ordinary and proper course of trading since the Management Accounts Date. Further, the Seller is not aware of any facts that are reasonably likely lead to a liability whether contingent or otherwise other than as disclosed.

(b)	The Target has not at any time been the tenant of, or a guarantor in respect of, any leasehold property other than the Property.

3.5	Trade Creditors

Trade debts incurred by the Target in the ordinary course of business since the Management Accounts Date do not exceed £100,000 in aggregate.

3.6	Bank and other borrowings

(a)	The Target has no outstanding loan capital, nor has it agreed to create or issue any such loan capital.

(b)	The Target has not factored any of its debts, or engaged in financing of a type beyond those shown or reflected in the Management Accounts.

(c)	The Target has not received notice (whether formal or informal) from any lenders of money to it, requiring repayment or intimating the enforcement of any security the lender may hold over any of its assets and there are no circumstances which could give rise to any such notice.

4	TRADING

4.1	Changes since Last Accounts Date

Since the Management Accounts Date:

(a)	the business of the Target has been carried on in the ordinary and normal course so as to maintain the same as a going concern, and there has not occurred any change or event that has had or is reasonably likely to have a material adverse effect; or

(b)	no resolution of the members of the Target has been passed, whether in general meeting or otherwise (other than any resolutions relating to the routine business of an annual general meeting);

(c)	the Target has not entered into any Material Contract with a value in excess of £25,000.00 outside the ordinary and normal course of business; and

(d)	the Target has not assumed or incurred any material liability (including any contingent liability) which is not provided for in the Last Accounts otherwise than in the ordinary and normal course of business.

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4.2	Effect of Sale of the Shares

Compliance with the terms of this agreement does not and will not:

(a)	conflict with, or result in the breach of, or constitute a default under, any of the terms, conditions or provisions of any agreement, arrangement or instrument to which the Target is a party or any provision of its Memorandum or Articles of Association or any Security Interest, lease, contract, order, judgment, award, injunction, regulation or other restriction or obligation of any kind or character by which or to which any asset of the Target is bound or subject; or

(b)	result in the creation, imposition, crystallisation or the enforcement of any Security Interest on or over any of the assets, property or undertaking of the Target or result in any present or future indebtedness of the Target becoming due and payable prior to its stated maturity.

4.3	Material Contracts

The Target is not a party to any Material Contract which:

(a)	is of an unusual or abnormal nature or outside the ordinary and normal course of business; or

(b)	is for a fixed term of more than 12 months; or

(c)	is of a long-term nature (that is, unlikely to have been fully performed in accordance with its terms more than 12 months after the date on which it was entered into or undertaken); or

(d)	is not of an entirely arm's length nature; or

(e)	involves payment by it of amounts determined by reference to fluctuations in the rate of exchange for any currency; or

(f)	involves or is likely to involve the supply of goods, the aggregate sales value of which would represent in excess of 5% of its turnover for the preceding financial year; or

(g)	is a restrictive trading or other agreement or arrangement pursuant to which any part of its business is carried on or which in any way restricts its freedom to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit; or

(h)	provided for the sale, transfer or disposal by the Target of any body corporate or business or assets in circumstances such that the Target remains subject to any liability (whether contingent or otherwise) which is not fully provided for in the Last Accounts.

4.4	Agency Agreements

There is not now outstanding any agreement or arrangement allowing any third party to act or trade as agent of the Target.

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4.5	Outstanding Offers

No offer, tender, bid or proposal is outstanding which, if accepted, would result in the Target becoming a party to a Material Contract.

4.6	Powers of attorney and authority

(a)	No power of attorney given by the Target is in force.

(b)	There are not outstanding any authorities (express or implied) by which any person (other than a director of the Target) may enter into any contract or commitment to do anything on behalf of the Target.

4.7	Guarantees and indemnities

The Target has not entered into any guarantee or agreement for indemnity or for suretyship in respect of any debt, liability or obligation of any third party.

4.8	Insider contracts and arrangements

(a)	There is not now outstanding any debt, liability or obligation of the Target to the Seller other than normal trade indebtedness arising in the ordinary course of business.

(b)	So far as the Seller is aware, there are no agreements, arrangements or understandings (whether legally enforceable or not) between the Target and/or the Seller or any person who is a former shareholder of the Target or the beneficial owner of any interest in the Target or any Associate of any such person relating to the management of the Target's business, or the appointment or removal of directors of the Target, or the ownership or transfer of ownership of any shares or other securities in the Target or the letting of any of the assets of the Target, or the provision, supply or purchase of finance, goods, services or other facilities to, by or from the Target, or in any other respect relating to its business or affairs.

4.9	Defaults

(a)	The Target has neither received nor so far as the Seller is aware has reason to expect any notice in writing or otherwise from any counterparty that it is in material default under any Material Contract.

(b)	So far as the Seller is aware, the Target is not:

(i)	in material default under any obligations existing by reason of membership of any association or body;

(ii)	liable in respect of any representation or warranty (whether express or implied) or any matter giving rise to a duty of care on its part.

(c)	So far as the Seller is aware, no party to any Material Contract is in material default under such Material Contract and, so far as the Seller is aware, there are no facts, matters or circumstances which are likely to give rise to any such default.

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4.10	Validity of agreements

(a)	Neither the Target nor the Seller has any knowledge of the invalidity of, or a ground for termination, rescission, avoidance or repudiation of any Material Contract.

(b)	No party with whom the Target has entered into any Material Contract has given written notice to terminate or rescind or has sought to repudiate or disclaim any such Material Contract.

4.11	Principal suppliers

(a)	No supplier (including any person connected in any way with any such supplier) accounts for more than 10% of the aggregate value of all purchases made by the Target.

(b)	A list of the top 20 suppliers of the Target by value of purchases made by the Target from such suppliers is attached to the Disclosure Letter.

(c)	During the 12 months preceding the date of this agreement, no significant supplier of the Target (being a supplier from whom the Target has made purchases having an aggregate value in excess of £25,000 during such period) has ceased to deal with the Target or has indicated an intention to cease to deal with the Target, either in whole or in part, and furthermore, no material supplier has changed or proposed to change payment terms in a significant way with the Target.

(d)	The Seller has no knowledge, information or belief that any significant supplier of the Target (being a supplier from whom the Target has made purchases having an aggregate value in excess of £25,000 during the 12 months preceding the date of this agreement) will or may cease to deal with the Target or will or may substantially reduce its supplies to the Target as a result of the provisions of this agreement.

4.12	Principal customers

(a)	No Customer (including any person connected in any way with any such Customer) accounts for more than 10% of the aggregate value of all sales made by the Target.

(b)	Except as provided in the Disclosure Letter, no Distributor has earned more than 10% of the aggregate value of commissions paid.

4.13	Licences and consents

(a)	So far as the Seller is aware, the Target has obtained all licences, permissions, authorisations and consents from any person, authority or body which are necessary for the proper carrying on of its business in the places and in the manner in which such business is now carried on.

(b)	A copy of each such licence, permission, authorisation or consent is attached to the Disclosure Letter.

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(c)	All such licences, permissions, authorisations and consents are in full force and effect, are not limited in duration or subject to any unusual or onerous condition.

(d)	The Target is not in breach of any of the terms or conditions of any such licence, permission, authorisation or consent and so far as the Seller is aware there are no facts, matters or circumstances which might in any way prejudice the continuation or renewal of any such licence, permission, authorisation or consent.

(e)	So far as the Seller is aware no party is or will be entitled to terminate or revoke any such licence, permission, authorisation or consent as a result of the entry into or performance of this agreement or any of the transactions contemplated by this agreement.

4.14	Litigation

(a)	Except as plaintiff in relation to the collection of unpaid debts arising in the ordinary course of business (none of which exceeds £10,000 and which do not exceed £30,000 in aggregate), the Target is not involved and during the five years preceding the date of this agreement has not been involved in any legal or administrative or arbitration proceedings (whether as plaintiff or defendant or otherwise) and no such proceedings are pending or threatened and, so far as the Seller is aware, there are no facts, matters or circumstances which are likely to give rise to any such proceedings.

(b)	There is no unfulfilled or unsatisfied judgment or court order outstanding against the Target.

4.15	Investigations and disputes

(a)	The Target has not received any notice that any governmental or official investigation or inquiry concerning the Target or any of its directors or employees is in progress or pending. The Seller is not aware of any facts or circumstances that are likely to give rise to any potential governmental or official investigation or inquiry.

(b)	There is no dispute with any government or any agency or body acting on behalf of such government or any other body or authority in the United Kingdom or elsewhere in relation to the affairs of the Target and, so far as the Seller is aware, there are no facts, matters or circumstances which are likely to give rise to any such dispute.

(c)	So far as the Seller is aware the Target is not party to any undertaking or assurance given to any court or government or governmental agency or regulatory body which is still in force.

4.16	Compliance with laws

(a)	So far as the Seller is aware, the Target has conducted and is conducting its business in all material respects in accordance with all applicable laws and regulations whether of the United Kingdom or elsewhere.

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(b)	So far as the Seller is aware the Target is not in breach of any order, decree or judgment of any court or any governmental or regulatory authority (whether of the United Kingdom or elsewhere).

4.17	Insolvency

(a)	The Target is not unable to pay its debts within the meaning of section 123 Insolvency Act 1986.

(b)	No order has been made or petition presented or meeting convened for the purpose of considering a resolution for the winding up of the Target nor has any such resolution been passed. No petition has been presented for an administration order to be made in relation to the Target and no receiver (including any administrative receiver) has been appointed in respect of the whole or any part of any of the property, assets or undertaking of the Target.

(c)	No composition in satisfaction of the debts of the Target or scheme of arrangement of its affairs or compromise or arrangement between it and its creditors and/or members or any class of its creditors and/or members has been proposed, sanctioned or approved.

(d)	No distress, execution or other process has been levied or applied for in respect of the whole or any part of any of the property, assets or undertaking of the Target.

(e)	The Target has not been a party to any transaction with any third party which, in the event of such third party going into liquidation or being the subject of an administration order or a bankruptcy order, would constitute (whether in whole or in part) a transaction at an undervalue, a preference, an invalid floating charge or an extortionate credit transaction or part of a general assignment of debts or (in Scotland) an unfair preference or a gratuitous alienation pursuant to the Insolvency Act 1986.

5	EMPLOYMENT

5.1	Employees and Terms of Employment

(a)	The Disclosure Letter sets out a list of all the directors of the Target and employees of the Target earning in excess of £40,000 per annum from such position together with particulars of the date of commencement of employment, period of continuous employment, job description or grade, age, salary and all material benefits provided and the applicable terms and conditions of employment of all such directors and employees of the Target.

(b)	No employees of the Target are on secondment, maternity leave or absent on grounds of disability or other long term leave of absence.

(c)	No outstanding offer of employment has been made by the Target to any person nor has any person accepted an offer of employment made by the Target but who has not yet commenced such employment.

(d)	There are no contracts for services (including without limitation consultancy agreements) between the Target and any person.

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(e)	All subsisting contracts of service or contracts for services to which the Target is a party are determinable at any time by the Target on 6 months' notice or less without compensation.

(f)	No director or employee earning in excess of £40,000 per annum has given notice to the Target terminating his contract of employment which is outstanding as at the date of this agreement.

5.2	Bonus and other schemes

(a)	The Target does not have in existence or participate in any share incentive scheme or share option scheme nor is it proposing to introduce or participate in any such scheme.

(b)	There are no schemes (whether contractual or discretionary) in operation by, or in relation to, the Target under which any director or employee of the Target or former director or employee is entitled to any bonus, profit-share, commission or other incentive scheme (whether calculated by reference to the whole or part of the turnover, profits/losses or sales of the Target or otherwise).

(c)	The Target is not bound nor accustomed to pay any monies (other than in respect of contractual remuneration or emoluments of employment or pension benefits) to or for the benefit of any director or employee of the Target.

5.3	Changes in remuneration and terms and conditions

(a)	Since the Management Accounts Date or (where the relevant employment or holding of office commenced after such date), since the commencing date of the employment or holding of office no change has been made in the rate of remuneration, emoluments, pension benefits or other terms of employment, of any director or employee earning in excess of £20,000.00 per annum.

(b)	No agreement has been reached with any director, employee, trade union or other body representing employees that will or may on a future date result in an increase in any director’s or employee’s rate of remuneration or enhanced emoluments of employment or pension benefits.

5.4	Liabilities to employees

(a)	The salaries and other benefits of all employees have been paid up to the last payment date prior to Completion.

(b)	So far as the Seller is aware, no outstanding liability has been incurred by the Target so far as the Seller is aware for breach of any contract of employment or contract for services or redundancy payments, protective awards, compensation for wrongful dismissal or unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee or in respect of any other liability arising out of the termination of any contract of employment or contract for services.

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5.5	Compliance

(a)	All employees of the Target have received a written statement of particulars of employment as required by section 1 Employment Rights Act 1996 to the extent they are so entitled.

(b)	In relation to each of its employees, so far as the Seller is aware, the Target has complied in all material respects with all statutes, regulations, codes of conduct, collective agreements, terms and conditions of employment, orders and awards relevant to their conditions of service or to the relations between it and its employees or any recognised trade union.

(c)	During the period of five (5) years preceding the date of this agreement, the Target has not been a party to any "relevant transfer" (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006, as amended) or failed to comply with any duty to inform and consult with appropriate representatives of any affected employees under Regulation 13 of the Transfer of Undertakings (Protection of Employment) Regulations 2006, as amended (or the equivalent provisions of the Transfer of Undertakings (Protection of Employment) Regulations 1981).

5.6	Employment Claims

(a)	There are no legal or other proceedings between the Target on the one hand and any director or employee of the Target or consultant or former director or employee of the Target or consultant on the other hand nor so far as the Seller is aware are any such proceedings pending or threatened.

(b)	In the five years preceding this agreement, no improvement or prohibition notice has been served on the Target in connection with the conduct of its business by any governmental body or regulatory agency responsible for health and safety.

5.7	Discrimination

In the five years preceding this agreement, there has been no recommendation made by an industrial tribunal nor any investigation by any governmental body or regulatory agency responsible for investigating or enforcing matters relating to sex, race or disability discrimination.

5.8	Effect of sale

The transactions contemplated by this agreement do not entitle any director or employee to any one-off payment, bonus or commission or to terminate his employment.

5.9	Redundancies

(a)	During the five years preceding the date of this agreement, the Target has not given notice of any redundancies to the relevant Secretary of State or started consultations with any trade union under Chapter II of Part IV Trade Union and Labour Relations (Consolidation) Act 1992 or failed to comply with any of its obligations under Chapter II of Part IV of such Act.

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(b)	The Target has not given any notice of termination or dismissal or notice of redundancy to any of its employees which is outstanding as at the date of this agreement.

(c)	There are no severance, redundancy or other similar agreements or schemes conferring any entitlement on any of the directors and employees of the Target to receive any payment on the termination of their employment (except for contractual notice pay).

5.10	Collective Agreements

The Target has not entered into any collective agreement or arrangement with nor does it recognise a trade union, works council, staff association or other body representing any of its employees nor has it done any act which might be construed as recognition.

5.11	Industrial disputes

(a)	Neither the Target nor its directors or employees is involved in any actual or threatened trade dispute as defined by section 218 Trade Union and Labour Relations (Consolidation) Act 1992.

(b)	No dispute has arisen during the five (5) years preceding the date of this agreement between the Target and any material number or category of its employees (or any trade union or other body representing all or any of such employees) and, so far as the Seller is aware, there are no facts, matters or circumstances which may give rise to any such dispute.

5.12	Pensions

Except pursuant to the Pension Schemes, the Target has not prior to the date of this agreement paid, provided or contributed towards, and nor has the Target proposed nor is it under any obligation, liability or commitment however established (whether or not legally enforceable) to pay, provide or contribute towards, any benefits under a pension scheme (as defined by section 150 of the Finance Act 2004) for or in respect of any employee or former employee (including any spouse, child or dependent of any of them).

6	ASSETS

6.1	Ownership of assets

(a)	The Target is the legal and beneficial owner and has good and marketable title to all assets included in the Management Accounts or acquired by it since the Management Accounts Date (except for any current assets sold or realised in the ordinary and normal course of business since the Management Accounts Date). None of those assets are the subject of any Security Interest, equity, option, right of pre-emption or royalty except for:

(i)	any hire or lease agreement entered into in the ordinary course of business involving expenditure by the Target of less than £10,000 per annum (where the aggregate expenditure of the Target under all such agreements does not exceed £30,000 per annum); or

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(ii)	retention of title provisions in respect of goods and materials supplied to the Target in the ordinary course of business; or

(iii)	liens arising in the ordinary course of business by operation of law.

(b)	So far as the Seller is aware, no claim has been or will be made by any person entitled to any Security Interest on or over any of the assets, property, or undertaking of the Target.

(c)	So far as the Seller is aware there is no dispute, directly or indirectly, between the Target and any person relating to any of the assets of the Target.

(d)	All of the assets owned by the Target or which the Target has a right to use are in its possession or under its control and are situated in the United Kingdom.

6.2	Assets sufficient for the business

In the Seller's reasonable opinion, the physical assets owned by the Target together with the services and facilities to which it has a contractual right comprise all the physical assets, services and facilities necessary for the carrying on of the business of the Target as now carried on.

6.3	Stock

(a)	The stock of raw materials, packaging materials and finished goods now held are not excessive and are adequate in relation to the current trading requirements of the business of the Target.

(b)	So far as the Seller is aware none of the stocks of the Target (whether of raw materials, components, parts, work in progress or finished products) contains any defect (whether of design, manufacture, assembly or otherwise) which could give rise to a material liability on the part of the Target to any third party outside the ordinary course of business if that stock or a product incorporating it were subsequently sold by the Target.

(c)	Since the Management Accounts Date, there has been no material increase or decrease in the level of the Target’s stock, and no material increase or decrease in the level of the Target’s stock is expected.

6.4	Leased assets

So far as the Seller is aware no circumstance exists or is likely to arise in relation to any asset held by the Target under a lease or similar agreement whereby the rental payable has been or is likely to be increased. Additionally, all such assets have at all relevant times been used for a qualifying purpose within the meaning of Part 2 Chapter 11 of the Capital Allowances Act 2001.

6.5	Plant and machinery

(a)	The plant, machinery, vehicles and other equipment owned or used by the Target:

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(i)	are in satisfactory working order and have been regularly and properly maintained;

(ii)	are capable of doing the work for which they were designed or purchased and are not to any material extent surplus to requirements.

(b)	A copy of each maintenance contract in force in respect of any of the plant, machinery, vehicles and other equipment used by the Target is attached to the Disclosure Letter.

(c)	The plant register of the Target attached to the Disclosure Letter comprises a complete and accurate record of all the plant, machinery, vehicles and other equipment owned or used by the Target.

6.6	Insurance

(a)	The Target is now and has at all material times been adequately insured against accident, damage, injury, third party loss (including, without limitation, product liability), loss of profits and other risks normally insured against by persons carrying on the same type of business as that carried on by the Target.

(b)	Details of all claims made by the Target under any policy of insurance effected by it or for its benefit during the 2 years prior to the date of this agreement are disclosed in the Disclosure Letter.

(c)	Copies of all the insurances in place exclusively for the benefit of the Target Group at the time of Completion are attached to the Disclosure Letter.

6.7	Intellectual property rights

(a)	The Target Intellectual Property Rights comprise all the Intellectual Property necessary for the Target to operate its business as it is operated at the date of this agreement.

(b)	Without limitation to paragraph (a) above, the trade marks listed in the Disclosure Letter comprise all the trade marks necessary for the Target to operate its business as it is operated at the date of this agreement.

(c)	The Target owns all right, title, interest in and to, or have valid and continuing rights to use, sell, and license, all of the Intellectual Property used or acquired for use in conducting Target's business operations free and clear of any and all security interests, liens, or obligations to others. The Target has not given any co-existence and/or co-use agreements with any third party in connection with the Target Intellectual Property.

(d)	The Target is the sole registered proprietor (or, where relevant, applicant for registration) of all Registered Intellectual Property Rights.

(e)	The Domain Names are all the internet domain names owned or used by the Target. The Target is the sole registered proprietor of all the Domain Names.

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(f)	So far as the Seller is aware, none of the Registered Intellectual Property Rights or Domain Names are the subject of any pending or threatened proceedings for opposition, cancellation, revocation, rectification, licence of right or relating to title or any similar proceedings anywhere in the world. The Seller is not aware of any circumstances which might result in any such proceedings.

(g)	So far as the Seller is aware there is no fact or matter (including any act or omission of the Target or the Seller) which might result in any registrations of Registered Intellectual Property Rights or Domain Names, either in whole or in part, being revoked, invalidated or rendered unenforceable or, in the case of applications for registration, which might prejudice the prospects of registration.

(h)	Other than pursuant to the IP Licences, the Seller and the Target have not granted and are not obliged to grant any licence, sub-licence, Security Interest or assignment in respect of any of the Target Intellectual Property Rights or the Third Party Intellectual Property Rights.

(i)	So far as the Seller is aware the Target has not infringed any Intellectual Property owned by any third party and has not breached any obligations of confidence owed to any third party.

(j)	So far as the Seller is aware no third party has infringed the Target Intellectual Property Rights, breached any obligations of confidence owed to the Seller or misappropriated or misused any Confidential Business Information.

(k)	Neither the Seller nor the Target nor any of their officers, employees or agents have made any threat in writing to bring proceedings for infringement of Intellectual Property which is actionable by virtue of applicable legislation.

(l)	The Seller and the Target have not, except in the ordinary and normal course of business, disclosed or permitted, agreed to, undertaken or arranged the disclosure of any Confidential Business Information to any person other than the Buyer.

6.8	Information technology

(a)	Details of the material parts of the Systems and all agreements or arrangements relating to the maintenance and support, security, disaster recovery management and use of the Systems are contained in the Disclosure Letter.

(b)	The Systems have the capacity and performance necessary to fulfil the present requirements of the Target, including those related to projects underway.

(c)	The Seller and the Target have not disclosed to any third party any source code or algorithms relating to any software forming part of the Systems.

(d)	In the 2 years prior to the date of this agreement:

(i)	there have been no bugs or viruses in or failures or breakdowns of the Systems or any part of them which have caused material disruption or interruption in or to the business of the Target;

(ii)	so far as the Seller is aware no person has gained unauthorised access to the Systems or any data stored on them; and

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(iii)	The Target is in all material respects in compliance with any and all Data Protection requirements as might be required in the UK, EU or otherwise.

7	PROPERTIES

The Target has not at any time:

(a)	Had vested in it (whether as an original tenant or undertenant or as an assignee, transferee or otherwise) any freehold or leasehold property other than the Property; or

(b)	Given any covenant or entered into any agreement, deed or other document (whether as a tenant or undertenant or as an assignee, transferee, guarantor or otherwise) in respect of any freehold or leasehold property other than those disclosed to the Buyer in writing in relation to the Property in respect of which any contingent or potential liability remains with the Target.

7.2	Environmental, Safety and Health Matters

The Target has obtained and maintains in full force and effect all material ESH Permits and true and complete copies of these are contained in or annexed to the Disclosure Letter.

8	ANTI-CORRUPTION

8.1	For the purposes of this paragraph, "Associated Person": means in relation to a company, any person whatsoever (whether an employee, agent, subsidiary or otherwise) who performs or has performed services for or on that company's behalf.

8.2	A far as the Seller is aware, no Associated Person of the Target has bribed another person (within the meaning given in section 7(3) of the Bribery Act 2010) intending to obtain or retain business or an advantage in the conduct of business for the Target and/or any of the Subsidiaries, and the Target has in place adequate procedures in line with the guidance published from time to time by the Secretary of State under section 9 of the Bribery Act 2010 designed to prevent its Associated Persons from undertaking any such conduct.

8.3	The Target is not, and has never been, the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body or any Customer regarding any matter which would constitute an offence or alleged offence under the Bribery Act 2010, and no such investigation, inquiry or proceedings have been threatened or are pending and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

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Schedule 3

Warranty Limitations

1	Time limits for bringing claims

1.1	The Seller shall not be liable under the Warranties in respect of any claim unless and until it shall have received from the Buyer written notice containing details of the relevant claim including the amount of the claim and reasonable details of the matter or default which gives rise to the claim on or before the date which is 18 months from the Completion Date.

1.2	Any claim shall (if not previously satisfied, withdrawn or settled) be deemed to have been withdrawn and waived by the Buyer unless legal proceedings in respect of such claim have been commenced (by being both issued and served on the Seller) within 9 months of the notification of such claim to the Seller pursuant to paragraph 1.1.

2	Limitations on quantum

2.1	The Seller shall not be liable under the Warranties, the Tax Warranties or the Tax Covenant in respect of any claim:

(a)	unless the amount of the liability of the Seller for such claim exceeds £10,000; and

(b)	unless the aggregate amount of the liability of the Seller for all such claims exceeds £40,000.

2.2	Notwithstanding any other provision of this agreement the aggregate liability of the Seller under the Warranties, the Tax Warranties and the Tax Covenants shall not exceed £3,618,534.

3	No double counting

The Buyer shall not be entitled to recover damages in respect of any claim for breach of any of the Warranties or the Tax Warranties or otherwise obtain reimbursement or restitution more than once in respect of any one breach of Warranty or Tax Warranty or indemnity claim or claim under the Tax Covenant to the extent that the claim arises out of or in connection with the same circumstances.

4	Third party recoveries

4.1	The Seller shall not be liable under the Warranties in respect of any claim:

(a)	to the extent that recovery is made or is capable of being made by the Buyer or any member of the Buyer's Group under any policy of insurance or to the extent that recovery would have been capable of being made under any policy of insurance had the Buyer or any member of the Buyer’s Group effected policies of insurance on similar terms to those effected by or for the benefit of the Target Group which are in force as at the date of this agreement;

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(b)	to the extent that the Buyer or any member of the Buyer's Group or those deriving title from the Buyer have already obtained reimbursement or restitution in respect of such claim from any third party.

4.2	Where the Buyer or any member of the Buyer’s Group has or may have a claim against any third party in relation to any matter which could give rise to a claim under the Warranties, the Buyer shall use all reasonable endeavours to recover any amounts due from such third party.

4.3	If the Seller pays to the Buyer an amount in respect of any claim under the Warranties and the Buyer or any member of the Buyer’s Group subsequently recovers from a third party (including, without limitation, any insurer or any tax authority) a sum which is referable to that claim, the Buyer shall repay to the Seller so much of the amount originally paid by the Seller as does not exceed the sum recovered from the third party.

5	Acts of the Buyer

The Seller shall not be liable under the Warranties in respect of any claim:

(a)	to the extent that such claim arises or is increased as a result of any breach by the Buyer of any of its obligations under this agreement or any agreement or document entered into pursuant to this agreement;

(b)	to the extent that such claim would not have arisen but for any transaction, arrangement, act or omission (or any combination of the same) carried out or effected at any time after Completion by the Buyer or any member of the Buyer's Group outside the ordinary course of its business; or

(c)	to the extent that such claim is attributable to or is increased by any voluntary act, omission, transaction or arrangement carried out by, at the request of the Buyer before Completion.

6	Accounting

The Seller shall not be liable under the Warranties in respect of any claim:

(a)	to the extent that specific provision, reserve or allowance for the matter giving rise to the claim has been made in the Management Accounts; or

(b)	to the extent that the claim relates to a specific liability of the Target Group included in the Management Accounts that has been discharged or satisfied below the amount attributed to it in the Last Accounts; or

(c)	to the extent that the claim relates to any contingency or other matter provided for in the Management Accounts has been over-provided for; or

(d)	to the extent that the claim would not have arisen but for any changes in accounting policy or practice of or affecting the Target Group where such changes are introduced after Completion save where such changes are required to comply with applicable law or regulation.

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7	General limitations

The Seller shall not be liable under the Warranties in respect of any claim:

(a)	which is based upon a liability which, at the time such claim is notified to the Seller, is contingent only or otherwise not capable of being quantified unless and until such liability ceases to be contingent or becomes capable of being quantified. Subject to such claim being notified to the Seller within the time limits specified in paragraph 1.1, the time limit for issuing and serving proceedings for the purposes of paragraph 1.1 shall begin on the date on which such liability ceases to be contingent or becomes capable of being quantified;

(b)	which arises as a result of, or would not have arisen but for, or a liability is increased as a result of, legislation not in force at the date of this agreement or any change in legislation with retrospective effect after the date of this agreement;

(c)	which is capable of remedy, unless and until the Buyer has given the Seller not less than 20 Business Days’ written notice within which to remedy such breach and the Seller has failed to do so within such period;

8	Mitigation by the Buyer

The Buyer shall take all reasonable steps to mitigate any loss, liability or damage which is likely to give rise to a claim under the Warranties or the Tax Warranties. Nothing in this agreement shall relieve the Buyer of any common law or other duty to mitigate any loss, liability or damage suffered or incurred by it.

9	Conduct of claims

9.1	If the Buyer becomes aware of any fact, matter or circumstance which is likely to give rise to a claim under the Warranties, the Buyer shall give notice of such fact, matter or circumstance to the Seller as soon as reasonably practicable and in any event within 20 Business Days of becoming aware of any such fact, matter or circumstance.

9.2	If any claim is made against the Buyer or any member of the Buyer's Group by any third party which is likely to in turn lead to a claim by the Buyer against the Seller under the Warranties then the Buyer shall;

(a)	give notice of such claim to the Seller as soon as reasonably practicable after the Buyer becomes aware of it;

(b)	keep the Seller informed as to the progress of any such claim and shall procure that the Seller is promptly sent copies of all relevant communications and other documents (written or otherwise) transmitted to any other party to any proceedings or their agents or professional advisers (including, without limitation, pleadings and any opinion of Counsel relating to any proceedings against any third parties);

(c)	take, and shall procure that each member of the Buyer’s Group shall take, all reasonable steps so as to recover or minimise or resolve such liability or dispute and, upon request by the Seller; and

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(d)	comply with the reasonable requests of the Seller in relation to such claim including (without limitation) giving the Seller access to premises, personnel, documents and records for the purpose of investigating the matters giving rise to such claim.

10	Reduction in consideration

If any amount is paid by the Seller under the Warranties, the Tax Warranties or the Tax Covenant, the amount of such payment shall be deemed to constitute a reduction in the consideration payable under this agreement.

11	Limitation of scope of warranties

11.1	The only Warranties which shall apply in relation to Intellectual Property are the Warranties set out at paragraph 6.7 of Schedule 2.

11.2	The only Warranties which shall apply in relation to the Environment are the Warranties set out at paragraph 7.2 of Schedule 2.

12	No termination or rescission

Other than where expressly stated in this agreement, or in the case of fraud or intentional misrepresentation, the Buyer shall have no further rights to terminate or rescind this agreement or any agreement or document entered into pursuant to this agreement.

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Schedule 4

TAX

Part 1 – Definitions and Interpretation

1	definitions

In this Schedule the following words and expressions (except where the context otherwise requires) have the following meanings:

"Actual Tax Liability" means any liability of the Target to make a payment of, or of an amount in respect of Tax whether or not presently payable, whether satisfied or unsatisfied at Completion, whether or not the same is primarily payable by the Target or the Buyer and whether or not the Target or the Buyer has, or may have, any right of reimbursement against any other person or persons.

"Auditors" means the auditors for the time being of the Target.

"Buyer's Relief" means:

(a)	any Relief arising to the Buyer or any member of the Buyer's Group (other than the Target);

(b)	any Relief (other than a Corresponding Relief) arising to the Target as a consequence of, or by reference to, an Event, occurring between the Management Accounts Date and Completion in the ordinary course of business of the Target;

(c)	any Relief (other than a Corresponding Relief) arising to the Target as a consequence of, or by reference to, an Event occurring after Completion or in respect of a period commencing after Completion; and

(d)	any Relief taken into account as an asset in the Management Accounts or applied in reduction of a provision for deferred Tax in the Management Accounts.

"Claim for Tax" means any assessment (including a self-assessment), notice, demand, letter or other document issued by or action taken by or on behalf of any person, authority or body from which it appears that the Seller is or may be liable under this Schedule or for a breach of the Tax Warranties.

"Corresponding Relief" means:

(a)	any Relief arising as a result of a liability in respect of which the Seller has made a payment under the Tax Covenant or for breach of any of the Tax Warranties;

(b)	any Relief arising as a result of or in connection with the Event or Events which gave rise to a liability in respect of which the Seller has made a payment under the Tax Covenant or for breach of any of the Tax Warranties;

(c)	any Relief which has been claimed in respect of:

(i)	an accounting period of the Target ending before Completion, or

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(ii)	the pre-Completion part of the accounting period of the Target which is current at Completion,

which is disallowed by a Tax Authority so as to give rise to a liability in respect of which the Seller has made a payment under the Tax Covenant or for breach of any of the Tax Warranties and which remains available to be used in an accounting period of the Target other than the one in respect of which it was originally claimed, in each case where such Relief does not fall within part (d) of the definition of Buyer's Relief.

"CTA 2009" means the Corporation Tax Act 2009.

"CTA 2010" means the Corporation Tax Act 2010.

"CTIP" means the Corporation Tax (Instalment Payment) Regulations 1998 (SI 1998/3175).

"Effective Tax Liability" has the meaning given to it in paragraph 2.2 of Part 1 of this Schedule.

"Event" means any transaction, arrangement, act, failure or omission (including the execution and performance of this agreement), Completion and any distribution, failure to distribute, acquisition, disposal, transfer, payment, loan or advance, the expiry of any time period, membership of or ceasing to be a member of any group or partnership or any change of intention relevant for Tax purposes or any change in the residence of any person for Tax purposes.

"Group Relief" means any of the following:

(a)	Relief surrendered or claimed pursuant to Part 5 CTA 2010; or

(b)	a Tax refund relating to an accounting period as defined by section 963(4) CTA 2010 (surrender of company tax refund etc within group) in respect of which a notice has been given pursuant to section 963(2) of that statute.

"ITA" means the Income Tax Act 2007.

"Non-availability" means loss, reduction, modification, cancellation, non-availability or non-existence.

"Overprovision" means:

(a)	the amount by which any provision for Tax (including for the avoidance of doubt any provision for deferred Tax) contained in the Management Accounts proves to be an over provision; and

(b)	the amount by which any repayment of Tax to the Target by a Tax Authority shown in the Management Accounts proves to be understated (or if no amount is shown, the amount of any repayment of Tax to the Target).

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"Relief" means any loss, allowance, credit, relief, deduction, exemption or set-off from or against or in respect of Tax or any right to a repayment of Tax.

"Repayment" means the Target obtaining:

(a)	a repayment of Tax received by the Target in respect of which same Tax the Seller has made a payment under the Tax Covenant or for breach of any of the Tax Warranties; and

(b)	a repayment of Tax received by the Target as a result of the use of a Corresponding Relief,

and, in either case, where such repayment does not fall within paragraph (d) of the definition of Buyer's Relief.

"Saving" means the reduction or elimination of any Actual Tax Liability in respect of which the Seller would not have been liable under the Tax Covenant by the use of a Corresponding Relief.

"Seller's Relief" means any Relief other than a Buyer's Relief.

"Tax" means all forms of tax, charge, duty, impost, withholding, deduction, levy and governmental charge (whether national or local) in the nature of tax, whether of the United Kingdom, Ireland or elsewhere, and any amount payable to any Tax Authority or any other person as a result of any enactment relating to tax (but for the avoidance of doubt excluding water rates, business rates and other utility or local authority charges), together with all related penalties and interest.

"Tax Authority" means any statutory or governmental authority or body (whether in the United Kingdom, Ireland or elsewhere) involved in the collection or administration of Tax including H M Revenue & Customs.

"Tax Covenant" means the covenant set out in Part 3 of this Schedule.

"Tax Liability" means an Actual Tax Liability or an Effective Tax Liability.

"Tax Payment" means any balancing payment (as defined in sections 195 to 198 TIOPA), any payment referred to in section 171A(5) or 179A(11) TCGA and/or any payment referred to in section 799 CTA 2009.

"Tax Statutes" means any primary or secondary statute, instrument, enactment, order, law, by-law or regulation making any provision for or in relation to Tax.

"Tax Warranties" means the warranties set out in Part 2 of this Schedule.

"TCGA" means the Taxation of Chargeable Gains Act 1992.

"TIOPA" means the Taxation (International and Other Provisions) Act 2010.

"VAT" means value added tax within the meaning of the VATA.

"VATA" means the Value Added Tax Act 1994.

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2	interpretation

2.1	In this Schedule "the Target" includes, in addition to the Target, the Subsidiary with the intent and effect that the provisions of this Schedule shall apply to and be given in respect of the Subsidiary as well as the Target.

2.2	In this Schedule "Effective Tax Liability" means the following:

(a)	the Non-availability in whole or in part of any Relief as described in sub-paragraph (d) of the definition of Buyer's Relief; or

(b)	the utilisation or set-off of any Buyer's Relief against any Tax or against income, profits or gains in circumstances where but for such utilisation or set-off an Actual Tax Liability would have arisen in respect of which the Seller would have been liable to the Buyer under the Tax Covenant.

2.3	The value of an Effective Tax Liability is as follows:

(a)	where the Effective Tax Liability involves the Non-availability of any Relief:

(i)	if the Relief is a right to repayment of Tax, the amount of the repayment which is not available; and

(ii)	in any other case, the amount of Tax which would not have been payable but for the Non-availability of the Relief;

(b)	where the Effective Tax Liability involves the utilisation or set-off of a Buyer's Relief the amount of Tax saved by such utilisation or set-off.

2.4	Reference in this Schedule to the result of any Event on or before Completion includes the combined result of two or more Events the first or some or part of which took place on or before Completion and where the Event or Events taking place after Completion is or are:

(a)	the completion of the disposal by the Target of any asset which was contracted to be sold by the Target before Completion where the proceeds of sale of such asset were i) reflected in the Management Accounts; or ii) received prior to Completion but have not been retained by the Target at Completion nor spent in the ordinary course of business of the Target between the Management Accounts Date and Completion;

(b)	the satisfaction of a condition to which the disposal by the Target of any capital asset pursuant to a contract entered into before Completion was subject (in which case the disposal shall, for the purpose of this Schedule, be treated as having been made before Completion and any liability for Tax arising from such disposal shall be treated as having arisen before Completion) where the proceeds of sale of such asset were i) reflected in the Management Accounts; or ii) received prior to Completion but have not been retained by the Target at Completion nor spent in the ordinary course of business of the Target between the Management Accounts Date and Completion;

(c)	the service of any notice pursuant to section 746 CTA 2010 or section 698 ITA

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(d)	the issue, making, receipt or submission of any Claim for Tax;

(e)	any act or omission (including a failure to make a payment of Tax) or change in residence of any company (other than the Target) which was at any time before Completion a member of the same group of companies as the Target for the purposes of any Tax;

(f)	the making of any chargeable payment (as defined in section 1086 CTA 2010); or

(g)	the exercise of any option granted on or before Completion or the acquisition of any shares or securities pursuant to any right acquired on or before Completion

(h)	the death of any individual who, in the seven years preceding his death, was the donor of any asset owned by the Target at Completion.

2.5	Reference in this Schedule to income, profits or gains earned, accrued or received on or before Completion includes income, profits or gains which are deemed to be or are treated or regarded as earnings, accrued or received on or before Completion for any Tax purpose.

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Part 2 – Tax Warranties

1	administration

1.1	The Target has accounted for and paid all Tax for which it is liable to account and pay and which was due and payable on or before the due date for payment and is under no liability to pay any penalty, fine, surcharge or interest in respect of Tax.

1.2	All payments by the Target to any person which are required by law to be made under deduction or withholding of Tax have been so made and the Target has if required by law to do so accounted to the relevant Tax Authority for the Tax so deducted or withheld.

1.3	All computations and returns that should have been made by the Target before Completion for any Tax purpose have been punctually made, were correct and complete in all material respects and are not the subject of any material dispute with any Tax Authority.

1.4	The Target has maintained and has in its possession or under its control all material records which it is required by any of the Tax Statutes to maintain.

1.5	No Tax Authority has agreed in writing to operate any special arrangement in relation to the Target's affairs.

1.6	The Target has not been subject to any non-routine audit, investigation or visit by any Tax Authority.

2	status of the target

2.1	The Target is and has always been resident in the United Kingdom for Tax purposes and is not and has not at any time been treated as resident in any other jurisdiction for any Tax purpose.

2.2	The Target is not and has at no time been an investment company or an investment trust company for the purposes of the Tax Statutes.

2.3	The Target does not have and has never had, or been treated at any time as having, a branch, agency or permanent establishment in, and the Target is not liable to Tax in, any jurisdiction other than the jurisdiction in which it was incorporated.

3	group relief

3.1	The Target has not in the last 3 years:

(a)	made or agreed to make a surrender of group relief pursuant to Part 5 CTA 2010 (group relief);

(b)	made nor is liable to make any payment for any surrender of group relief pursuant to Part 5 CTA 2010 surrendered or to be surrendered to it.

4	corporation tax – instalment payments

The Target is a "large company" as defined by regulation 3 CTIP and the Target has duly and punctually made all payments required to be made by CTIP.

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5	corporation tax – distributions

The Target has not in the six years prior to Completion:

(a)	been concerned with or in any distribution for the purposes of Part 23 Chapter 5 CTA 2010 (demergers); or

(b)	at any time repaid or redeemed or agreed to repay or redeem any shares of any class of its share capital or otherwise reduced or agreed to reduce its share capital or any class thereof or issued any share capital as paid up otherwise than by the receipt of new consideration (as defined in section 1115 CTA 2010).

6	chargeable gains

6.1	The Target has not in the six years prior to Completion disposed of or acquired any asset in circumstances falling within section 17 TCGA (disposals and acquisitions treated as made at market value) and is not entitled to any capital loss to which section 18(3) TCGA (transactions between connected persons) may apply.

6.2	The Target has not been a party to or involved in any share for share exchange or any scheme of reconstruction or amalgamation such as are mentioned in sections 135 (exchange of securities for those in another company), 136 (reconstruction or amalgamation involving issue of securities) or 139 (reconstruction or amalgamation involving transfer of business) TCGA under which shares or debentures have been issued or any transfer of assets has been effected.

6.3	The Target has not at any time received any asset by way of gift.

6.4	Neither the Target nor any company which was a member of the same group of companies as the Target at the relevant time has made any claim under sections 152 to 157 inclusive TCGA (replacement of business assets).

7	close companies

The Target is not and never has been a close company as defined in section 439 CTA 2010 (close companies) or a close investment-holding company as defined in section 34 CTA 2010 (close investment-holding companies).

8	inheritance tax

8.1	The Target is not liable to be assessed to inheritance tax by virtue of Part VII Inheritance Tax Act 1984.

8.2	None of the shares in or assets owned by the Target are subject to an H M Revenue & Customs charge within section 237 Inheritance Tax Act 1984.

9	stamp duty etc

9.1	All instruments (other than those which have ceased to have any legal effect) to which the Target is a party as purchaser, lessee or assignee and which, whether in the United Kingdom, Ireland or elsewhere, are required to be stamped either with a particular stamp denoting that no duty has been chargeable or that the document has been produced to the appropriate authority, have been properly stamped, and no such documents which are outside the United Kingdom would attract stamp duty if they were brought into the United Kingdom.

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9.2	Neither entering into this Agreement, Completion or the performance of this Agreement will result in the withdrawal of any stamp duty or stamp duty land tax relief granted on or before Completion which will affect the Target.

10	VALUE ADDED TAX

10.1	The Target has within the six years ending on the Last Accounts Date been treated as a member of a group of companies (the "VAT Group") for the purposes of section 43 VATA (groups of companies) of which the representative member is Findel plc (the "Representative Member").

10.2	All VAT due and payable to HM Revenue & Customs by the Representative Member or by the Target has been declared and paid in full.

10.3	Neither the Representative Member nor the Target is in default in respect of any prescribed accounting period as mentioned in section 59(1) VATA (default surcharge).

10.4	Neither the Target nor a relevant associate for the purposes of paragraph 2 of Schedule 10 VATA has exercised an option to tax which applies to any land owned by the Target at Completion pursuant to paragraph 2 of Schedule 10 VATA.

10.5	Neither the Target nor a relevant group member for the purposes of paragraph 21 of Schedule 10 VATA has made a real estate election in relation to any land owned by the Target at Completion pursuant to paragraph 21 of Schedule 10 VATA.

10.6	The Target has never made any supplies which are exempt from VAT of such proportion that it is unable to claim credit for all input tax paid or suffered by it.

11	GROUP TRANSACTIONS AND RELATED PARTY TRANSACTIONS

11.1	The Target has not in the last seven years acquired any asset from any company which at the time of the acquisition was a member of the same group of companies as defined in section 780 CTA 2009.

11.2	So far as the Seller is aware neither the execution nor the performance or completion of this Agreement, nor any other Event since the Management Accounts Date, has resulted or will result in any asset or liability being deemed to have been disposed of and/or reacquired by the Target and/or will result in the Target being deemed to have earned, accrued or received any income, profits or gains in each case other than in the ordinary course of business of the Target as carried on at Completion.

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Part 3 – Tax Covenant

1	covenant

1.1	Subject as provided in this Schedule the Seller covenants with the Buyer to pay to the Buyer an amount equal to:

(a)	any Actual Tax Liability which arises before, on or after Completion, as a result of or by reference to an Event occurring (or deemed to occur for the purposes of any Tax Statutes) or income, profits or gains received by the Target on or before Completion; and

(b)	the value of any Effective Tax Liability; and

(c)	any Tax Liability in respect of inheritance tax which:

(i)	is at Completion in the form of a charge on, or gives rise to a power to sell, mortgage or charge, any assets of the Target or the Shares; or

(ii)	after Completion takes the form of a charge on, or gives rise to a power to sell, mortgage or charge, any assets of the Target or the Shares as a result of the death of any person after Completion which would, if the death had occurred immediately before Completion and the inheritance tax payable as a result had not been paid, have existed at Completion; or

(iii)	arises as a result of a transfer of value occurring or being deemed to occur on or before Completion (whether or not in conjunction with the death of any person whenever occurring) which increased or decreased the value of the estate of the Target; and

(d)	any Actual Tax Liability of the Target arising as a result of or by reference to:

(i)	the application of Chapter 6 Part 14 CTA 2010 or which is a secondary liability of the Target in each case arising as a result of the failure of any person who has prior to Completion been connected or associated for any Tax purpose with the Seller or the Target (other than the Target or the Buyer) at any time to pay any amount of Tax due to be paid by them;

(ii)	any liability of the Target (whether or not discharged on or before Completion) to pay or repay to any person (other than the Target) any Tax Payment under any agreement or arrangement entered into on or before Completion or any amount under any agreement or arrangement entered into before Completion relating to any surrender of Group Relief by or to the Target other than payments for Group Relief made in accordance with paragraph 8 of Part 4 of this Schedule;

(iii)	any liability of Target (whether or not discharged on or before Completion) to make a payment or increased payment in respect of Tax to any person under any indemnity, covenant, guarantee, charge, agreement or arrangement in respect of Tax entered into before Completion other than payments for Group Relief made in accordance with paragraph 8 of Part 4 of this Schedule;

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(iv)	the Debt Waiver, whether arising before, on or after Completion;

(e)	any reasonable costs or expenses properly incurred by the Buyer or the Target in connection with or in consequence of any of the matters referred to at paragraphs 1.1(a) to 1.1(d) or in pursuing any Claim for Tax for which the Seller is liable under the Tax Covenant or in successfully taking any action under this Schedule.

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Part 4 – Limitations and Procedure

1	limitations

1.1	The Seller shall not be liable in respect of any Tax Liability or any claim under the Tax Warranties to the extent that:

(a)	provision, reserve or allowance was made for such Tax Liability in the Management Accounts or such Tax Liability is discharged prior to Completion to the extent such payment or discharge has been taken into account in the preparation of the Management Accounts; or

(b)	such Tax Liability arises in the ordinary course of business of the Target carried on since the Management Accounts Date;

(c)	such Tax Liability would not have arisen but for any voluntary act, transaction or omission carried out by the Target, the Buyer or any member of the Buyer's Group outside the ordinary course of business after Completion which that person knew or ought reasonably to have known would give rise to the liability, save that this exclusion shall not apply where such transaction, action or omission:

(i)	is required by any legislation or other statutory requirement; or

(ii)	is carried out or effected pursuant to a legally binding obligation of the Target entered into on or before Completion; or

(iii)	is the provision of any information or disclosure legally required to be made to any Tax Authority;

(d)	such Tax Liability arises or is increased or any provision or reserve in respect of the Tax Liability in the Management Accounts is insufficient as a result of the imposition of any Tax or any increase in rates of Tax or any change in law or in the published practice or concession of any Tax Authority in each case occurring after Completion;

(e)	such Tax Liability arises or is increased or any provision or reserve in respect of the Tax Liability in the Management Accounts is insufficient as a result of any change after Completion in the bases, methods or policies of accounting of the Target but excluding any change required to comply with any law or generally accepted accounting practices or principles applicable to the Target;

(f)	the Tax Liability would not have arisen but for any claim, election, surrender or disclaimer made or notice or consent given or done, after Completion (other than (i) at the written request, direction or otherwise with the written approval of the Seller or (ii) the making, the giving or doing of which was taken into account in computing any provision for Tax in the Management Accounts) under, or in connection with the provisions of any enactment or regulation relating to Tax by the Target or any member of the Buyer's Group;

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(g)	the Tax Liability would not have arisen but for the failure or omission by the Target or any member of the Buyer's Group (other than at the written request, direction or otherwise with the written approval of the Seller) to make any valid claim, election, surrender or disclaimer or give any notice, or consent under or in connection with, the provision of any enactment or regulation relating to Tax at Completion where the making, giving or doing of which was permitted by law and is taken into account in computing any provision in the Management Accounts;

(h)	such Tax Liability would not have arisen or would have been reduced or eliminated but for any act, omission, transaction or arrangement carried out at the written request or with the written approval of the Buyer;

(i)	any Seller's Relief is available (or is made available) to the Target or the Buyer at no cost to either (except to the extent such cost is recovered from the Seller and, for the avoidance of doubt, the availability of the Seller’s Relief shall, in itself, not constitute a cost to the Target) to reduce or eliminate the Tax Liability;

(j)	such Tax Liability arises or is increased or any provision or reserve in respect thereof as is mentioned in sub-paragraph 1.1(a) above is insufficient as a consequence of any failure or delay by the Buyer or the Target in complying with its obligations under the provisions of paragraph 3 (conduct of claims) or paragraph 11 (tax administration) of Part 4 of this Schedule;

(k)	the income, profits or gains in respect of which the Tax Liability arises were actually earned, accrued or received by the Target prior to the Management Accounts Date but were not reflected in the Management Accounts and were retained by the Target at Completion or expended in the ordinary course of business of the Target prior to Completion;

(l)	the Tax Liability would not have arisen but for a cessation or any change in the nature of conduct of any trade carried out by the Target being a change or cessation occurring on or after Completion; or

(m)	the Tax Liability arises as a consequence of an underpayment prior to Completion of the quarterly instalments of corporation tax in respect of the period between the Last Accounts Date and Completion as a consequence of the Target generating additional profits chargeable to corporation tax after Completion exceeding those reasonably assumed by the Seller or the Target in calculating such quarterly instalments.

1.2	The Seller shall not be liable in respect of any Tax Liability giving rise to a breach of the Tax Warranties if and to the extent that it has paid an amount to the Buyer in respect of such liability under the Tax Covenant or vice versa in respect of any claim under the Tax Covenant.

2	duration and extent

2.1	The Seller shall not be liable under the Tax Covenant or for breach of any of the Tax Warranties unless it has received from the Buyer written notice of the Claim for Tax which relates to that Tax Liability within the date which is six years from the end of the accounting period in which Completion occurs.

2.2	Any claim for breach of any of the Tax Warranties shall (if not previously satisfied, withdrawn or settled) be deemed to have been withdrawn and waived by the Buyer unless legal proceedings in respect of that claim have been commenced by being both issued and served on the Seller within nine months after the end of the period referred to in paragraph 2.1 of this Part.

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2.3	For the avoidance of doubt the provisions of Schedule 3 of this agreement apply in respect of any Tax Liability mutatis mutandis as if the same were set out and repeated in this Schedule only to the extent that such provisions expressly refer to the Tax Warranties or the Tax Covenant.

3	conduct of claims

3.1	If the Target receives or becomes aware of a Claim for Tax, the Buyer shall or shall procure that the Target shall give written notice of such Claim for Tax to the Seller as soon as reasonably practicable and, in any event, in the case where the Claim for Tax consists of an assessment or demand for which the period for response or appeal is time limited, within fifteen Business Days prior to the expiry of such time limit (provided that failure to deliver such notice within such time frame should not restrict the ability of the Buyer to make a claim against the Seller pursuant to this Schedule or for breach of the Tax Warranties).

3.2	Subject to this paragraph 3.2 and paragraph 3.3 of this Part the Buyer shall or shall procure that the Target shall take such action to avoid, dispute, resist, appeal, mitigate, compromise or contest any Claim for Tax as the Seller may reasonably request in writing (any such action being an "Action") provided always that:

(a)	in each case, the Buyer and the Target shall be first indemnified to the Buyer's reasonable satisfaction by the Seller against all reasonable costs and expenses (including any additional Tax Liability) which may be properly incurred by the Buyer or the Target as a result of, or in taking the Action;

(b)	if prior to, or as a condition of, taking an Action, the Target is obliged to pay to, or lodge with, any Tax Authority any Tax which is the subject of the Claim for Tax (whether in whole or in part) (any such amount being the Payment) neither the Buyer nor the Target shall be obliged to take any such Action unless and until the Seller pays to the Buyer an amount equal to the Payment. Within 2 Business Days of receipt of any such amount from the Seller, the Buyer shall procure that the Target makes the Payment to the relevant Tax Authority;

(c)	if:

(i)	on the expiry of a period of 15 Business Days commencing on the date of any notice given by the Buyer to the Seller pursuant to paragraph 3.1, the Seller shall not have given to the Buyer written notice pursuant to this paragraph 3.2 requesting any Action to be taken; or

(ii)	on the expiry of that period the Seller shall not have provided the indemnity required in accordance with paragraph 3.2(a);

the Buyer and the Target shall be entitled to deal with the Claim for Tax on such terms as they shall in their discretion acting reasonably think fit.

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(d)	the Buyer and the Target shall not be obliged to comply with any request of the Seller which involves appealing, or otherwise taking any action in respect of, any Claim for Tax before any tribunal, court or any other appellate body (or contesting any determination in respect of any Demand by any tribunal, court or other appellate body) unless leading tax counsel instructed by agreement between the Buyer and the Seller (at the sole expense of the Seller) and after full disclosure of all relevant information and documents advises in writing that such appeal will have more than a fifty per cent prospect of success;

(e)	the Buyer shall not be obliged to take any Action in relation to a Claim for Tax where any Tax Authority alleges in writing that fraudulent conduct, or conduct involving dishonesty, has been committed by the Seller or any member of the Target Group prior to Completion in connection with such Claim for Tax, provided that the Seller shall first be afforded a reasonable opportunity to contest or refute such allegation, and the foregoing provisions of this paragraph 3.2(e) shall only apply if the Tax Authority:

(i)	refuses to withdraw the allegation within 3 months of it being made; or

(ii)	does not provide, within 3 months of the allegation being made, sufficient evidence to demonstrate, to the satisfaction of the Buyer, that there is no fraudulent conduct, or conduct involving dishonesty on the part of the Seller or any member of a Target Group.

3.3	Subject to this paragraph 3.3 and paragraph 3.4 of this Part the Seller may (at the sole cost and expense of the Seller) elect to have any action referred to in paragraph 3.2 delegated to it and conducted by professional advisers nominated by it for this purpose acting in the name of the Target but reporting to the Seller in which event the Seller shall:

(a)	keep the Buyer fully informed of all material matters relating to the Action and deliver to the Buyer copies of all material documents and correspondence relating to the Action.

(b)	obtain the Buyer's prior written approval (not to be unreasonably withheld or delayed) to the content and sending of written communications relating to the Action to a Tax Authority;

(c)	obtain the Buyer's prior written approval (not to be unreasonably withheld or delayed) to the appointment of solicitors or other professional advisers;

(d)	notify the Buyer in writing of any meetings with a Tax Authority not less than 7 Business Days prior to any such meeting and the Buyer and/or any professional advisors of the Buyer shall be entitled to attend any such meeting;

(e)	obtain the Buyer's prior written approval (not to be unreasonably withheld or delayed) to:

(i)	the settlement or compromise of the Claim for Tax which is the subject of the Action; and

(ii)	the agreement of any matter in the conduct of the Action which is likely to affect the amount of the Claim for Tax.

3.4	The Buyer shall (or shall procure that the Target shall) provide such information and assistance as the Seller may reasonably require in connection with the preparation for any conduct of such proceedings.

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3.5	If at any time the Seller has not exercised the election referred to in paragraph 3.3 above but requests that the Target take any action referred to in paragraph 3.2 above the provisions of paragraph 3.3 (other than paragraph 3.3(c)) shall apply as if references to the "Seller" are references to the "Buyer" and vice versa.

3.6	If there is a dispute between the Seller and the Buyer as to whether or not any action requested by the Seller under paragraph 3.2 is reasonable and the dispute is not resolved between the Seller and the Buyer, such dispute shall be referred for determination to an independent member of the Chartered Institute of Taxation or to an independent accountant specialising in Tax matters, in either case, of at least 10 years' experience, appointed by agreement between the Seller and the Buyer or (if they do not agree) upon the application made by either party to the President, for the time being, of the Chartered Institute of Taxation who shall also be authorised to determine how the costs of obtaining his opinion should be allocated between the parties hereto.

4	date for payment

4.1	A payment to be made by the Seller under this Schedule shall be made in cleared funds on the following dates:

(a)	in the case of an amount under paragraphs 1.1(a), 1.1(c) or 1.1(d) of Part 3 of this Schedule on or before the later of:

(i)	seven days after written demand for such payment; and

(ii)	two days before the date on which the Tax is finally due to the Tax Authority demanding the same (or would have been due but for the utilisation of any Relief);

(b)	in the case of an amount in respect of an Effective Tax Liability within paragraph 2.2(a) of Part 1 of this Schedule on or before the later of:

(i)	seven days after written demand for such payment; and

(ii)	two days before the date on which Tax becomes payable which would not have been payable if no liability had arisen under paragraph 2.2(b) of Part 3 of this Schedule or, in the case of a repayment of Tax, the date on which such repayment would have been made;

(c)	in the case of an amount in respect of an Effective Tax Liability within paragraph 2.2(b) of Part 1 of this Schedule, on or before the later of:

(i)	seven days after written demand for such payment; and

(ii)	two days before the date on which the Payment of Tax saved thereby would otherwise have become due and payable to the relevant Tax Authority; and

(d)	in the case of an amount under paragraph 1.1(e) of Part 3 of this Schedule within seven days of the Buyer giving written notice of the costs and expenses to the Seller.

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4.2	Where the Seller fails to a make a payment in satisfaction of a liability under this Schedule by the due date for payment, the liability of the Seller shall be increased to include interest on such sum from the date on which the Seller becomes liable to make payment to the date of actual payment at a rate per annum being two per cent above the base rate from time to time of Barclays Bank plc compounded monthly (such interest to accrue after as well as before judgement).

5	withholding and tax

5.1	With reference to any payments made by the Seller under this Schedule:

(a)	all payments so made by the Seller shall be made gross, free of any rights of counterclaim or set-off and without any deductions or withholdings of any nature save for such deductions or withholdings as are required by law;

(b)	if the Seller is required by law to make any deduction or withholding from any payment it shall do so and the sum due in respect of such payment shall be increased to the extent necessary to ensure that after the making of such deduction or withholding the Buyer receives and retains (free of any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and retained had no such deduction or withholding been required to be made (and after giving credit for any relief from or credit in respect of Tax available to the Buyer in respect of the deduction or withholding or the matter giving rise to it except to the extent falling within paragraph (d) of the definition of Buyer's Relief);

(c)	if any payment is subject to Tax in the hands of the Buyer the Seller shall within seven days notice in writing being served on it by the Buyer pay to the Buyer such further amount or amounts as shall ensure that the net amount received in respect of such payment after such Tax is the same as it would have been were the payment not subject to such Tax (and after giving credit for any relief from or credit in respect of Tax available to the Buyer in respect of the payment or the matter giving rise to the payment) except to the extent falling within paragraph (d) of the definition of Buyer's Relief.

5.2	The Seller shall not be obliged to pay any additional amount under paragraph 5.1 in respect of any deduction or withholding or any Tax to the extent such deduction, withholding or Tax arises as a result of the assignment by the Buyer of the whole or any part of the benefit of this agreement.

6	overprovisions, Savings AND REPAYMENTS

6.1	If the Buyer becomes aware that there may have been an Overprovision or that the Target or a member of the Buyer's Group has or may have obtained a Repayment or a Saving, the Buyer shall (or shall procure that the Target shall) as soon as reasonably practicable, inform the Seller of that fact.

6.2	The Seller may request (at the cost and expense of the Seller) that the Auditors determine whether or not there has been any Overprovision, Repayment or Saving and the Buyer shall procure that the Auditors are instructed to provide their determination as soon as practicable.

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6.3	In carrying out the determination referred to in paragraph 6.2 the Auditors shall act as experts and not as arbitrators and (in the absence of manifest error) their decision shall be final and binding on the parties to this agreement.

6.4	If the Auditors determine that there has been an Overprovision, Repayment or Saving then the amount of the Overprovision, Repayment or Saving (the "Relevant Amount") is to be dealt with in accordance with this paragraph 6.4:

(a)	the Relevant Amount shall first be set off against any payment due from the Seller under the Tax Covenant and/or for breach of any of the Tax Warranties;

(b)	to the extent there is an excess of the Relevant Amount after any amounts have been set off under paragraph 6.4(a), a refund shall be made to the Seller of any previous payment or payments made by the Seller under the Tax Covenant and/or for breach of any of the Tax Warranties and not previously refunded under this paragraph 6.4(b) up to the amount of any excess; and

(c)	to the extent that the excess referred to in paragraph 6.4(b) is not exhausted under that paragraph, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Seller under the Tax Covenant or for breach of any of the Tax Warranties.

6.5	Where any determination as is mentioned in paragraph 6.2 has been made, the Seller or the Buyer may (at the expense of the party so requesting) instruct the Auditors to review that determination in the light of all relevant circumstances, including any facts which have become known only since the determination, and to determine whether the determination remains correct or whether, in the light of those circumstances, the amount that was the subject of the determination should be amended.

6.6	If the Auditors determine under paragraph 6.5 that an amount previously determined should be amended, that amended amount shall be substituted for the purposes of paragraph 6.2 as the Relevant Amount in respect of the determination in question in place of the amount originally determined, and any adjusting payment (if any) as may be required by virtue of the above mentioned substitution shall be made as soon as reasonably practicable by the Seller or the Buyer as the case may be.

6.7	The Buyer will procure that the Target uses any Relief available to it which would give rise to a Repayment or Saving as soon as it is reasonably practicable for the Target to do so provided that the Target shall not be required to use such Relief in preference to any other Relief that is available.

7	recovery from other persons

7.1	If:

(a)	the Target or the Buyer is entitled to recover from any other person, (not being the Target but including, without limitation, a Tax Authority) any sum in respect of any matter to which this Schedule relates or in respect of the Tax Warranties; and

(b)	the Seller has first agreed to indemnify the Buyer and the Target against all reasonable costs which the Buyer and the Target may properly incur in connection with the taking of the following action,

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then the Buyer shall or shall procure that the Target shall take all reasonable steps to enforce the recovery against the person in question (keeping the Seller fully informed of the progress of any action taken) provided that neither the Buyer nor the Target shall be required to take any action which would reasonably be expected to materially damage any of the Target's commercial relationships with a customer or supplier, or otherwise give rise to any material financial loss to the Target.

7.2	If the Target or the Buyer recovers from any third party any sum in respect of a liability for which a claim could be or has been made against the Seller pursuant to this Schedule or for breach of the Tax Warranties an amount equal to the amount so recovered together with any interest or repayment supplement thereon less the costs, fees and expenses incurred in obtaining it (insofar as not reimbursed by the Seller) shall:

(a)	if the Seller has at the time of the recovery made any payment pursuant to this Schedule or to satisfy a claim for breach of the Tax Warranties, be paid within seven days to the Seller by the Buyer (provided that the amount so paid to the Seller shall not exceed the amount of the payment made by the Seller pursuant to this Schedule or to satisfy a claim for breach of the Tax Warranties);

(b)	if any claim has been made by the Buyer pursuant to this Schedule but the Seller has not at any time of the recovery made payment in respect thereof, be set against and reduce pro tanto the claim against the Seller.

8	group relief

8.1	The Seller may (at its own cost and expense), so far as legally possible, reduce or extinguish any Tax Liability:

(a)	by reallocating for nil consideration a chargeable gain or chargeable realisation gain or any part of either such gain to any member of the Seller's Group under the provisions of section 792 CTA 2009;

(b)	by electing for nil consideration under section 171A TCGA 1992 that a disposal of an asset by the Target shall be treated as having been made by a member of the Seller's Group;

(c)	by surrendering or procuring the surrender of Group Relief to the Target for nil consideration; and

(d)	by claiming for nil consideration to roll-over or reinvest any income, profits or gains of the Target into the expenditure on replacement assets acquired by any member of the Seller's Group,

such that the Seller has no liability under the Tax Covenant or for breach of any of the Tax Warranties in respect of the Tax Liability and any claim already made in respect of the said Tax Liability is deemed for the purposes of this Schedule and this agreement never to have been made. For the avoidance of doubt, the Seller shall remain liable under the Tax Covenant or in respect of the Tax Warranties to the extent that such liability has not been reduced or extinguished by such valid reallocation, election, surrender or claim.

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8.2	In relation to any Tax liability of the Target for which the Seller is not liable to make payment under the Tax Covenant or for breach of any of the Tax Warranties but which is capable of being mitigated or eliminated by the surrender of Group Relief:

(a)	the Seller shall be entitled to surrender or to procure the surrender of Group Relief to the Target from the Seller’s Group (to the maximum extent permitted by law); and

(b)	the Buyer shall procure that the Target pays to the company making the surrender an amount equal to 75% of the amount of Tax saved or capable of being saved by the Target by virtue of such surrender being validly and effectively made, that payment to be made on the date on which the Target would have been obliged to make a payment of Tax but for the availability of the Group Relief, provided that the provisions of this paragraph shall not have effect if and to the extent that payment in respect of a surrender has already been made on or before Completion.

8.3	The Buyer shall and shall procure that the Target shall use all reasonable endeavours to procure that all relevant claims, elections and surrenders are made and all other actions are taken as are required to effect the surrender and utilisation of the Group Relief referred to in this paragraph 8.

8.4	The Seller shall and shall procure that the relevant member of the Seller's Group surrendering Group Relief will, use all reasonable endeavours to procure that full effect is given to the claim, election or surrender to be made under this paragraph 8 and that such claims, elections and surrenders are allowed in full by the relevant Tax Authority and (without prejudice to the generality of the foregoing) the Seller shall, and shall procure that the relevant member of the Seller’s Group surrendering Group Relief will, sign and submit to the relevant Tax Authority all such surrenders and other documents and returns as may be necessary to secure that full effect is given to this paragraph.

8.5	In the event that any payment is made in accordance with this clause in respect of any claim for Group Relief made under this paragraph 8 and corporation tax falls nevertheless to be charged in respect of the taxable profits that the relevant claim was intended to relieve from such Tax (whether as a result of the relevant Tax Authority refusing to allow Group Relief or subsequently withdrawing Group Relief in respect of the relevant claim or for any other reason whatsoever), the Seller shall procure that the company that is the surrendering company in respect of the claim in question shall forthwith repay to the Target either the sum previously paid in respect of the relevant claim in accordance with this paragraph 8.2(b) or, as the case may be, such part of that sum as is attributable to the element of the claim that did not have the effect of relieving from corporation tax the taxable profits intended to be relieved by virtue of the claim.

9	VAT GROUP

9.1	The Seller confirms that the Representative Member (and for the purposes of this paragraph 9 the definitions of "Representative Member" and “VAT Group” shall be the same as that set out in paragraph 10.1 of Part 2 of this Schedule) shall as soon as reasonably practicable apply to HM Revenue & Customs to exclude the Target from the VAT Group and the Seller shall procure that the Representative Member shall use its reasonable endeavours to ensure the exclusion of the Target from the VAT Group with effect from Completion and in any event from the earliest date on which HM Revenue & Customs shall allow.

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9.2	The Buyer undertakes to procure that the Target;

(a)	provides to the Representative Member after Completion such documents, information and assistance as it may reasonably require in writing to enable it to comply with its obligations in the making of VAT returns and accounting for VAT to HM Revenue & Customs in respect of supplies or acquisitions made by the Target for VAT purposes in the prescribed accounting period (as defined in section 25(1) VATA) current at Completion and in the event that the Target's exclusion from the VAT Group takes effect after the end of that prescribed accounting period in respect of supplies or acquisitions made by the Target in the next and any subsequent prescribed accounting period ("Relevant PAPs") in each case where they are, for the purposes of section 43 VATA (groups of companies), treated as made by the Representative Member; and

(b)	pays the Representative Member not less than two Business Days before the same is required to be paid to HM Revenue & Customs an amount equal to any VAT for which the Representative Member has to account (or would have to account but for any input tax credit or repayment of VAT due from HM Revenue & Customs in respect of actual supplies made to the members of the VAT Group other than the Target) to HM Revenue & Customs in respect of the Relevant PAPs and which results from supplies, deemed supplies, importations or acquisitions made by the Target in the Relevant PAPs but treated as made by the Representative Member under section 43(1) VATA (groups of companies) and, in computing such amount of VAT, credit shall be given to the Target for any input tax to which it is entitled under VATA on supplies, deemed supplies made to or importations or acquisitions made by the Target in the Relevant PAP, but treated as made to or by the Representative Member.

9.3	The Seller shall procure that the Representative Member shall properly and promptly comply with its obligations referred to in paragraph 9.2(a) of this Part and account to HM Revenue & Customs for any amount in respect of VAT paid by the Target pursuant to paragraph 9.2(b) of this Part and provide to the Buyer as soon as possible copies of the VAT returns referred to in paragraph 9.2(a) of this Part and any relevant correspondence or documentation sent to or received from HM Revenue & Customs in connection with any matter referred to in that paragraph.

9.4	The Seller undertakes to procure the Representative Member to claim as soon as possible and to pay to the Target an amount equal to any VAT which the Representative Member recovers (or would recover but for any payment due to HM Revenue & Customs in respect of actual supplies made by the members of the VAT Group other than the Target) from HM Revenue & Customs in respect of Relevant PAPs and which results from supplies or deemed supplies made to or importations or acquisitions made by the Target in the Relevant PAPs but treated as made to the Representative Member under section 43(1) VATA (groups of companies).

10	BUYER's COVENANT

10.1	The Buyer hereby covenants with the Seller to pay the Seller an amount equal to any Tax for which the Seller is or may be liable as a result of the application of section 710 or section 713 CTA 2010 (change in company ownership: corporation tax) where the taxpayer company or the transferred company (as defined in section 710(1)(a) and section 713(1)(a) respectively) is the Target together with any reasonable costs and expenses properly incurred by the Seller in connection with taking any successful action under this paragraph but only in circumstances where the Tax is directly or primarily chargeable against or attributable to the Target and arises:

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(a)	in respect of income profits or gains earned, accrued or received in respect of any period after Completion; or

(b)	as a result of the failure of the Buyer or the Target to apply an amount provided for in the Management Accounts or an amount relating to profits arising since the Management Accounts Date but prior to Completion in the ordinary course of business of the Target or an amount paid by the Seller to the Buyer under this Schedule or to satisfy a claim for breach of the Tax Warranties to discharge a liability to which the amount relates by the due date for such discharge.

10.2	A payment to be made by the Buyer under this Schedule shall be made in cleared funds seven days after written demand for such payment.

10.3	Where the Buyer fails to make a payment in satisfaction of a liability under this Schedule by the due date for payment, the liability of the Buyer shall be increased to include interest on such sum from the date on which the Buyer becomes liable to make payment to the date of actual payment at a rate per annum being two per cent above the base rate from time to time of Barclays Bank plc compounded monthly (such interest to accrue after as well as before judgement).

10.4	Paragraphs 3 (Conduct of Claims) and 5 (Withholding and Tax) of Part 4 of this Schedule shall apply to the covenants contained in this paragraph 10 as they apply to the covenants contained in Part 3 of this Schedule replacing references to the Seller by the Buyer (and vice versa) and making any other necessary modifications.

10.5	The Buyer confirms that there is no present intention for the Target to cease to be a trading company within five Business Days of Completion.

11	administration

11.1	The Seller or its duly authorised agents shall prepare the accounts and corporation tax returns of the Target for all accounting periods ending on or before Completion to the extent that the same have not been prepared before Completion (the reasonable cost of which is borne by the Target) and the Buyer shall procure that the Target provides such access to its books, accounts and records as is reasonable to enable the Seller or its duly authorised agents to prepare the documentation and to deal with all matters relating thereto.

11.2	Without prejudice to the Buyer's rights under this Schedule or in relation to the Tax Warranties, the Buyer shall procure that the Target shall cause the accounts and returns mentioned in paragraph 11.1 of this Part so far as it is legally able to do so to be authorised, signed and submitted to the appropriate authority with such reasonable amendments, if any, as the Buyer may request and shall give the Seller or their agents all such assistance as may be reasonably required to agree those returns with the appropriate Tax Authority provided that the Buyer shall not be obliged to procure the signing and submitting of a document mentioned in paragraph 11.1 which it reasonably considers, to be materially false or inaccurate in any respect.

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11.3	The Seller shall ensure that all material written communications to the relevant Tax Authority under this paragraph 11, are first sent to the Buyer (or its duly appointed tax advisers) as follows:

(a)	in the case of corporation tax relief returns and computations at least twenty Business Days before the due date for submission of the same; and

(b)	in the case of all other communications at least ten Business Days before the due date for submission of the same,

and the Seller shall incorporate any reasonable comments of the Buyer.

11.4	The Buyer shall ensure that all material written communications to the relevant Tax Authority in respect of the accounting period in which Completion takes place are first sent to the Seller (or its duly appointed tax advisers) as follows:-

(a)	in the case of corporation tax returns and computations at least twenty Business Days before the due date for submission of the same; and

(b)	in the case of all other communications at least ten Business Days before the due date for submission of the same,

and the Buyer shall consult with the Seller regarding the contents of such communications and (without prejudice to the Buyer's rights under this Schedule or in relation to the Tax Warranties) shall incorporate any reasonable comments of the Seller.

11.5	The Seller shall use or shall procure that its agents use all reasonable expedition to ensure that all the tax affairs of the Target conducted by the Seller or their agents under this paragraph are completed as soon as reasonably possible and shall keep the Buyer and its duly authorised agents fully informed of all matters relating to the submission, negotiation and agreement of the documents referred to in paragraph 11.1.

11.6	The Seller shall provide to the Buyer and the Target such documents, assistance and information (including, without limitation, access to books, accounts, personnel and records), as the Buyer may reasonably require in writing, in connection with the preparation, submission, negotiation or agreement of any of the accounts and corporation tax returns of the Target.

11.7	The provisions of paragraph 3 shall apply in priority to the provisions of this paragraph 11.

12	Corporation Tax Group Payment Arrangements

12.1	The Seller shall ensure that the Target is as soon as reasonably practicable and with effect from Completion removed from the group payment arrangement with HM Revenue and Customs under paragraph 79 of Schedule 7 to TIOPA.

12.2	The Seller shall:

(a)	procure that the nominated company (Nominated Company) for the purposes of any group payment arrangement (GPA) made pursuant to section 36 Finance Act 1998 (GPA) of which the Target is a member on or before Completion shall pay to HM Revenue and Customs an amount equal to any amount contributed to the Nominated Company by the Target pursuant to the GPA in respect of any or any instalment of corporation tax (Contributed Amount) no later than the date on which such corporation tax or instalment thereof is due and payable to HM Revenue and Customs;

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(b)	procure that the Nominated Company shall promptly apportion to the Target each Contributed Amount, such apportionment to be made by reference to the corporation tax or instalment or instalments of corporation tax in respect of which the Contributed Amount was paid;

(c)	not, and shall procure that the Nominated Company shall not, without the prior written approval of the Buyer reapportion any amount previously apportioned to the Target pursuant to the GPA;

(d)	promptly pay or procure that there is paid to the Target an amount equal to:

(i)	the amount (if any) by which the Contributed Amount exceeds the liability of the Target to such corporation tax or such instalment thereof; and

(ii)	any interest received from HMRC in respect of such excess.

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Schedule 5

Pre-Completion Undertakings

1	Positive undertakings

1.1	Subject to paragraph 3, between the date of this agreement and Completion the Seller will procure that:

(a)	the business of each member of the Target Group is carried on as a going concern in the ordinary and usual course as carried on prior to the date of this agreement;

(b)	the Buyer (and its advisers) are given all reasonable access to the directors and senior employees of each member of the Target Group and to inspect the books, records and documents (including all management information systems, accounting records and contracts) of each member of the Target Group;

(c)	the Buyer is provided with a copy of the monthly management accounts of the Target Group and such other information relating to the Target Group that the Buyer reasonably requires;

(d)	so far as it is reasonably able, nothing is done or allowed to be done which would result in a material breach of any of the Warranties if that Warranty were repeated on or at any time before Completion by reference to the facts and circumstances then existing (and without any additional disclosures against that Warranty being made). For the purposes of this paragraph a material breach is one that would, entitle the Buyer to bring any claim or claims for a breach of any of the Warranties if that Warranty were repeated on or at any time before Completion by reference to the facts and circumstances then existing (and without any additional disclosures against that Warranty being made), with a value or cumulative value of £108,556 or more;

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1.2	The Seller will procure that the Target Group has:

(a)	at 20 February 2015 Working Capital (calculated consistently with the accounting policies used in the Management Accounts) of at least £4,253,949 and will between 20 February 2015 and Completion manage the Working Capital of the Target Group in the manner carried on prior to the date of this agreement; and

(b)	at Completion at least £866,000 of cash in bank.

2	Negative undertakings

Subject to paragraph 3, between the date of this agreement and Completion, the Seller will procure that no member of the Target Group will, without the prior written approval of the Buyer, do or agree, conditionally or otherwise, to do any of the following:

(a)	modify any rights attaching to any of its shares or allow any changes to its articles of association;

(b)	create any options or Security Interest over, or grant any rights to acquire, any of its shares any part of its assets and undertakings;

(c)	reduce its share capital, share premium account or capital redemption reserve or any other capital account or reserve or redeem, purchase or otherwise acquire any of its shares or other securities;

(d)	declare, pay or make any dividend or other distribution;

(e)	create any Security Interest over any of its shares or over vary the terms of, terminate, breach or waive the breach of, any material contracts to which it is a party;

(f)	appoint or terminate the employment of any senior employee, or alter or permit any alterations (including increases in emoluments) to be made to service agreements and/or terms of employment and/or contracts for services from time to time of any senior employee or alter or permit any alterations (including increases in emoluments) to be made to the service agreements and/or terms of employment and/or contracts for services of a material number of employees;

(g)	establish any pension scheme or make any material change to any of its existing pension schemes (whether as principal or participating employer) including any change in the basis of calculation of the level of contributions, the amendment of benefits or entitlement to benefits or commence the winding-up any scheme;

(h)	establish any share option scheme, any employee share scheme or any profit sharing or related scheme or vary or discontinue any of the same or make any unscheduled payment in respect of the same or grant, exercise, cancel or surrender any right granted under the same.

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3	Exceptions

Nothing in this Schedule shall be deemed to prevent the Seller and/or the Target from:

(a)	to the extent there is cash in excess of £866,000 immediately before Completion (to the extent lawfully able) paying a dividend of such excess to the Seller;

(b)	(to the extent lawfully able) the transfer of Working Capital (by way of assignment of Receivables or transfer of excess stock or similar) from the Target Group to any member of the Seller's Group to the extent they exceed those figures set out in paragraph 1.2;

(c)	effecting the impairment of the Intra-Group Non-Trading Balances pursuant to clause 6.6(f); or

(d)	in the case of the Target, but not the Seller, issuing notices to Customers to change the terms of their credit accounts, to start the process to remove any regulated consumer credit products from the Business and avoid the need for Financial Conduct Authority approval. The credit accounts referred to in this paragraph are the credit facilities offered by the Target to its distributors to spread the cost of product orders and sales material until such time as they receive payments from their customers; and which facilities also enable the distributors to defer repayment over time through an interest bearing account with a minimum weekly payment subject to a monthly interest charge on the balance outstanding.

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Schedule 6

Adjustments to the Consideration

1	Adjustment

1.1	The Consideration shall be adjusted in accordance with this Schedule 6. The Parties acknowledge that the Consideration has been based on the Target Group having Actual LTM EBITDA which equals Benchmark LTM EBITDA.

1.2	If Actual LTM EBITDA is:

(a)	greater than the Benchmark LTM EBITDA the Buyer shall pay to the Seller an aggregate sum equal to the amount by which the Actual LTM EBITDA exceeds the Benchmark LTM EBITDA, multiplied by 5; or

(b)	less than Benchmark LTM EBITDA the Buyer shall be entitled to a reduction in the cash portion of the Consideration payable equal to the CVSL Share Shortfall Amount, which shall be settled:

(i)	by first utilising the sum standing to the credit of the Retention Account in accordance with the provisions of clause 11; and

(ii)	to the extent the amount standing to the credit of the Retention Account is insufficient ("Retention Shortfall") by the subscription by the Seller, which the Seller hereby undertakes to do within 10 days of the Final Determination Date, of such number of CVSL Shares at the Relevant CVSL Share Price as is equal to the Retention Shortfall.

For the avoidance of doubt the provisions of this paragraph 1.2 do not reduce the aggregate Consideration payable

1.3	If any payment is due to the Seller pursuant to paragraph 1.2, then the Buyer may elect to:

(a)	satisfy some or all of such sum ("CVSL Share Excess Amount") through the issue to the Seller of such number of CVSL Shares as is equal to the CVSL Share Excess Amount divided by the Relevant CVSL Share Price, rather than paying in cash. Any such CVSL Shares shall be issued to the Seller on or before the tenth Business Day after the Final Determination Date; and/or

(b)	pay all or the balance of such payment in cash on or before the tenth Business Day after the Final Determination Date.

1.4	Any payment due from the Buyer to the Seller pursuant to paragraph 1.2 shall take effect as an increase in the Consideration.

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2	Agreement/determination

2.1	The Buyer shall prepare and deliver a draft of the Completion Statement, or procure that the same is prepared and delivered, to the Seller within 10 days after the Completion Date.

2.2	The Completion Statement shall state the Actual LTM EBITDA, which shall be calculated in accordance with paragraph 3.

2.3	The Buyer shall grant to the Seller reasonable access to the books and records of the Target Group to enable it to carry out a review of the Completion Statement and the financial data contained within it. The Seller shall, within 10 days starting on the day after the date of delivery of the draft Completion Statement to it (such period of 10 days being the "Initial Period"), inform the Buyer whether or not it agrees with the draft Completion Statement. If:

(a)	within the Initial Period, the Seller informs the Buyer in writing that it agrees with the draft Completion Statement; or

(b)	the Seller fails to inform the Buyer in writing whether or not it agrees with the draft Completion Statement, the draft Completion Statement shall, irrevocably and for all purposes of this agreement, be deemed to have been agreed by all of the Parties and the Actual LTM EBITDA stated in it shall be the Actual LTM EBITDA for all purposes of this agreement.

2.4	If, within the Initial Period, the Seller informs the Buyer in writing that it is not prepared to agree the draft Completion Statement, the provisions of paragraph 2.5 shall apply.

2.5	Subject to paragraphs 2.3 and 2.4, the Buyer and the Seller shall have 20 days starting on the day after the Seller informs the Buyer in writing that it is not prepared to agree the draft Completion Statement. If, within such period ("Secondary Period"), the Seller and the Buyer agree the draft Completion Statement, as soon as such agreement is reflected in the draft Completion Statement and the revised Completion Statement is agreed in writing, the draft Completion Statement shall, irrevocably and for all purposes of this agreement, be deemed to have been agreed by the Seller and the Buyer and the Actual LTM EBITDA stated in it shall be the Actual LTM EBITDA respectively for all purposes of this agreement. If, however, they do not so agree the Completion Statement within the Secondary Period, the Seller or the Buyer may, at any time after the expiry of the Secondary Period, refer the matter(s) in dispute (whether that be in relation to the Actual LTM EBITDA or any component of any of it, any matter relating to the calculation of any of it, any other aspect of the draft Completion Statement or any other matter whatsoever which is related or ancillary to any of the foregoing) ("Matter(s) in Dispute") to an independent firm of chartered accountants appointed by agreement between the Seller and the Buyer or, in default of such agreement within 7 days after the expiry of the Secondary Period, to an independent firm of chartered accountants appointed by the President for the time being of the Institute of Chartered Accountants in England & Wales or its successor body ("Expert") pursuant to the procedure set out in the following sub-paragraphs of this paragraph 2.5 (this sentence and those sub-paragraphs being referred to as the "Expert Determination Procedure" and such determination by the Expert being referred to as the "Expert Determination"):

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(a)	the Expert shall be, and shall have been, a Fellow of the Institute of Chartered Accountants for not less than 15 years;

(b)	the Expert Determination Procedure commences upon the first occasion when the Seller on the one hand or the Buyer on the other hand, as the case may be ("Notifier(s)"), give(s) to the other ("Recipient(s)") written notice (a "Referral Notice") requiring the referral of any Matter(s) in Dispute to Expert Determination under this paragraph 2.5. The Referral Notice shall:

(i)	be addressed to the Recipient(s);

(ii)	refer to this paragraph 2.5;

(iii)	identify the Matter(s) in Dispute with detail which is reasonably sufficient to enable the Recipient(s) to understand and respond to the Matter(s) in Dispute; and

(iv)	identify by name at least one, and not more than three, persons whom the Notifier proposes as the Expert;

(c)	the Recipient(s) shall, within five Business Days after the Referral Notice has been served upon him, them or it:

(i)	give written acknowledgement of receipt thereof; and

(ii)	indicate concurrence with the appointment of one of the nominees as Expert, or propose at least one, and not more than three, alternatives to hold such office;

(d)	if the Seller and the Buyer agree the appointment of a person as Expert (whether or not a person named by either of them pursuant to paragraph 2.5(b)(iv) or paragraph 2.5(c)(ii)), the Notifier shall immediately invite that person to accept his appointment as Expert. If, within seven days after such agreement, the Notifier fails to invite that person to accept such appointment, the Recipient(s) may invite that person to do so;

(e)	if the Notifier does not receive the acknowledgement of receipt and indication or proposal referred to in paragraph 2.5(c) within five Business Days after the service of the Referral Notice on the Recipient(s), the Notifier(s) shall invite to be the Expert the person, or any one of the persons, identified as being proposed Expert(s) in the Referral Notice in accordance with paragraph 2.5(b)(iv);

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(f)	in default of appointment of an Expert pursuant to paragraph 2.5(d) or 2.5(e) within seven Business Days after service of the Referral Notice, the Notifier(s) shall apply to the President for the time being of the Institute of Chartered Accountants in England & Wales or its successor body. A nomination made by any person appointed by such President (or the body or institution) to make nominations of experts shall be as valid as if made by such President himself. The Notifier(s) shall use all reasonable endeavours to procure that a person so nominated (who shall not be the same person as, and who shall not, unless the Seller and the Buyer agree otherwise, be a partner, employee or agent in or of the same firm of chartered accountants as, any person proposed pursuant to paragraph 2.5(b)(iv) but rejected by the Recipient(s)) to be the Expert is appointed as the Expert and is able to commence the appointment within fifteen Business Days after the giving of the Referral Notice. The ability of any person to accept an appointment as the Expert, to commence that appointment immediately and to act in accordance with the time limits set out in this paragraph 2.5 shall be an important factor in the selection of the Expert (whether by agreement of the Seller and the Buyer or by presidential nomination) and the Seller and the Buyer shall use all reasonable endeavours to procure compliance with this paragraph 2.5;

(g)	any invitation to any person to accept his appointment as the Expert shall be accompanied by a certified copy of this agreement;

(h)	if a person who is invited to be the Expert in accordance with paragraph 2.5(d) or (e) or who is nominated to be the Expert in accordance with paragraph 2.5(f) makes acceptance by him of his appointment as Expert conditional upon acceptance of terms additional to those set out in this paragraph 2.5 ("Additional Terms"), he shall deliver the Additional Terms to both the Seller and the Buyer within two Business Days after such conditional acceptance and the Seller and the Buyer shall state in writing, within two Business Days after such delivery, whether or not they accept the Additional Terms without amendment. If the Seller, the Buyer and such person fail to agree the Additional Terms within three Business Days after delivery of them to the Seller and the Buyer, either:

(i)	the Seller on the one hand or the Buyer on the other hand may require such person and the other(s) to conduct the Expert Determination on the basis of this paragraph 2.5 and the Additional Terms without amendment; or

(ii)	both the Seller and the Buyer may agree to seek the appointment of an alternative Expert.

No Expert shall be deemed to have been appointed until he has delivered to each of the Seller and the Buyer written unconditional acceptance thereof, and his appointment shall take effect from the date of such acceptance;

(i)	whichever of the Seller on the one hand and the Buyer on the other hand appoints the Expert or requests a presidential nomination in accordance with this paragraph 2.5 shall use all reasonable endeavours to procure that the Expert confirms acceptance of the appointment in writing to both the Seller and the Buyer immediately upon acceptance of the appointment;

(j)	following the acceptance of his appointment by the Expert:

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(i)	the Seller shall, within ten Business Days thereafter, make such written submission to the Expert as it reasonably thinks fit and shall serve the same on the Expert and the Buyer;

(ii)	within ten Business Days of such service, the Buyer shall make such written submission to the Expert as it reasonably thinks fit and shall serve the same on the Expert and the Seller;

(iii)	the Seller shall, within five Business Days thereafter, make such further written submission to the Expert as it reasonably thinks fit and shall serve the same on the Expert and the Buyer;

(iv)	within five Business Days after such service, the Buyer shall make such written further submission to the Expert as it reasonably thinks fit and shall serve the same on the Expert and the Seller;

(v)	the Seller and the Buyer shall each use all reasonable endeavours to co-operate with the Expert to resolve the Matter(s) in Dispute and, for that purpose, shall provide to the Expert and to each other all such information and documentation as the Expert and the other(s) shall reasonably require, including the giving to the Expert of such access to documents and persons and such assistance as may be so required; and

(vi)	for the avoidance of doubt, no action taken or decision or determination made by the Expert shall prevent the Seller and the Buyer agreeing the Completion Statement or any Matter(s) in Dispute;

(k)	the Expert shall, subject to paragraph 2.5(j), conduct his determination in such manner as he shall in his sole and unfettered discretion see fit, provided that he acts impartially. All written communications to and from the Expert, the Seller or the Buyer shall be copied to each of the other such persons, and the Expert shall not conduct any oral hearing or otherwise discuss any Matter(s) in Dispute other than in the presence of both a Sellers' Representative and a representative of the Buyer. The Expert may act inquisitorially and may take the initiative in ascertaining the facts and the law relevant to each Matter in Dispute;

(l)	the Expert shall act as expert and not as arbitrator;

(m)	the Expert shall deliver a written, final Expert Determination within fifteen Business Days after receipt by him of the submissions (if any) of the Buyer referred to in paragraph 2.5(j)(iv), or such longer period as the Seller and the Buyer may agree in writing. The Expert may, with the consent of the Notifier, extend that period of fifteen Business Days by not more than ten Business Days;

(n)	the Expert Determination shall be reflected in the draft Completion Statement and:

(i)	such draft Completion Statement shall, irrevocably and for all purposes of this agreement, be deemed to have been agreed by all of the Parties and to constitute the Completion Statement;

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(ii)	the Actual LTM EBITDA stated in it shall, irrevocably and for all purposes of this agreement, be deemed to have been agreed by all of the Parties and the Actual LTM EBITDA stated in it shall be the Actual LTM EBITDA for all purposes of this agreement; and

(iii)	that Completion Statement shall, for all purposes of this agreement, be the Completion Statement which has been "determined pursuant to paragraph 2 of Schedule 6";

(o)	if the Expert dies, refuses to act or becomes incapable of acting, the Seller and the Buyer, acting in accordance with this paragraph 2.5, may appoint another person to act as Expert, and any Expert so appointed shall conduct the Expert Determination and the Expert Determination Procedure afresh;

(p)	the Seller and the Buyer shall each bear their own costs and shall pay the fees, costs and expenses of the Expert as to half by the Seller and half by the Buyer unless the Expert determines otherwise. The Expert may so determine if:

(i)	whichever of the Seller and the Buyer is ordered to pay any fees, costs or expenses acted (in the opinion of the Expert) improperly, unreasonably or negligently in bringing or opposing the reference or in the manner in which they, he or it conducted the reference; or

(ii)	this agreement specifies that any costs, fees and expenses incurred in respect of an Expert Determination should be borne other than equally;

(q)	any Expert Determination shall be final and shall bind the Buyer and all of the Sellers except in the case of fraud or manifest error; and

(r)	if and to the extent that an Expert Determination made by any Expert appointed pursuant to this paragraph 2.5:

(i)	fails to decide any matter or issue referred to him;

(ii)	creates an issue between the Seller and the Buyer as to the meaning or effect of the Expert Determination due to any material omission, lack of clarity or ambiguity on the face of the Expert Determination; or

(iii)	fails to decide any matter or issue not referred to him but which could properly have been referred to him and, until it has been resolved, prevents, inhibits or delays the parties in complying with his Expert Determination, either the Seller (acting jointly) or the Buyer may apply to the Expert, within three calendar months after the date on which he made his Expert Determination, for a determination of such matter or issue pursuant to this paragraph 2.5, provided that paragraphs 2.5(j)(i) to (iii) inclusive shall not apply to such determination.

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3	Basis of preparation of the Completion Statement

The Completion Statement shall be prepared, and the Actual LTM EBITDA shall be prepared in the proforma set out in paragraph 4 of this schedule and will be prepared:

(a)	by applying principles, bases, policies, practices, methodology, levels of materiality and categorisations consistent in all respects with those applied in the preparation of the Management Accounts; and

(b)	in accordance with GAAP.

4	Proforma

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Schedule 7

Working Capital

80

EXECUTED as a deed by

for and on behalf of FINDEL PLC in the

presence of:

Witness

Signature	:
Name	:
Occupation	:
Address	:

EXECUTED as a deed by

for and on behalf of TRILLIUM POND AG

in the presence of:

Witness

Signature	:
Name	:
Occupation	:
Address	:

EXECUTED as a deed by

for and on behalf of CVSL Inc

in the presence of:

Witness

Signature	:
Name	:
Occupation	:
Address	:

81